DATED

14 February 2023

SHARE PURCHASE AGREEMENT

between

ESPORTS ENTERTAINMENT GROUP, INC.

AS SELLERS

and

GAMEDAY GROUP PLC

AS BUYERS

and

PROZONE LIMITED

AS THE COMPANY

Table of Contents

THIS SHARE PURCHASE AGREEMENT (the "**Agreement**") is entered into on this 14 February 2023 by and between:

(1) ESPORTS ENTERTAINMENT GROUP, INC. incorporated and registered in Nevada, USA with company number E0473092008-2 whose registered office is at 112 North Curry Street, Carson City, Nevada 89703-4934, USA (the "**Seller**");

(2) GAMEDAY GROUP PLC. incorporated and registered in Malta with company number C 77333 whose registered office is at Mezzanine Office, The George Hotel, Triq Ball, Paceville, St. Julians STJ 3123, Malta (the "**Buyer**"); and

(3) PROZONE LIMITED incorporated and registered in Malta with company number C 97366 whose registered office is at Block 6, Triq Paceville, St. Julians STJ 3109, Malta (the "**Company**").

The Seller and the Buyer are jointly referred to as the "**Parties**" and each as a "**Party**".

BACKGROUND

(A) The Seller and the Buyer entered into a share purchase agreement in May 2021 pursuant to which the Buyer (as seller) sold the Shares (as defined below) in the Company to the Seller (as buyer), as subsequently amended by the Parties pursuant to multiple amendment agreements (the "**2021 SPA**");

(B) As at the date of this Agreement, the Seller owes the Buyer the aggregate sum six million, five hundred thirty-five thousand, seven hundred and fifty-three euro (€6,535,753) as an 'Additional Payment' under the terms of the 2021 SPA (as amended) (the "**Additional Payment**");

(C) The aggregate value of the Company as at the date of this Agreement as agreed to by the Seller and the Buyer is nine million, five hundred seventy-four thousand, three hundred and five euro (€9,574,305) (the "**Company Value**");

(D) As part of ongoing negotiations for the settlement of the Additional Payment, the Seller is desirous of selling and transferring the Shares (as defined below) in the Company to the Buyer, subject to the terms and conditions of this Agreement.

AGREED TERMS

1. INTERPRETATION

1.1 For the purposes of this Agreement, the following terms shall have the following meanings:

"**Accounts**" means the unaudited accounts of the Company (duly prepared in terms of the Companies Act), including the balance sheet, profit and loss statement and annexes, and the related notes to the accounts as required by law and applicable accounting standards, up to 31st January 2023, copies of which are included in the Disclosures.

"**Assets**" means all of the assets of the Company (whether or not included in the Accounts) including but not limited to the Brands, the Domain Names, the Databases, the Front-End Code and the Gambling Licences, and all other assets used by the Company in connection with the Business, but excluding any transferring Employees.

"**Brands**" means the brand names 'Bethard' (including the following EU trade-marks: EUTM 017923606; EUTM 017549593; EUTM 017549544; EUTM 017482662; and EUTM 014322201), 'Fastbet' (as existing in relation to the relevant Domain Names) and 'Betive' (as existing in relation to the relevant Domain Names) and any other brand names owned by the Company under which the Business is operated.

"**Bethard Group**" means Bethard Group Limited incorporated and registered in Malta with company number C 69565 whose registered office is at Mezzanine Office, The George Hotel, Triq Ball, Paceville, St. Julians STJ 3123, Malta;

"**BHGES Holdback Amount**" means the amount of up to two hundred and fifty thousand euro (€250,000) due by Play'n GO Malta Limited and Play'n GO AB (as buyers) to the Seller and the Company (as sellers) in terms of clause 14 of the BHGES SPA;

"**BHGES SPA**" means the share purchase agreement (as amended) in respect of the sale of BHGES PLC, between Play'n GO Malta Limited, Play'n GO AB, the Seller and the Company dated 22nd November 2022;

"**Board Resolutions**" means the resolutions in writing signed by the sole Director of the Company and the Seller (as the Company's sole shareholder) dated as of the Completion Date as set out in the Schedule 4.

"Business" means the business carried on by the Company, namely online gaming and betting, under the Brands and through own domains or third-party domains across the globe, or any part of it.

"Business Day" means a day other than a Saturday, Sunday or public holiday in Malta.

"Companies Act" means the Companies Act (Chapter 386, Laws of Malta).

"Claim" means a bona fide claim by the Buyer in respect of the matters set out in clauses 8.1,8.2, 8.3 and/or 8.7.

"Competition Laws" mean the national and directly effective legislation of any jurisdiction in which the Company conducts business which from time to time governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

"Completion" means the completion of the sale and purchase of the Shares in accordance with this Agreement.

"Completion Date" has the meaning given in clause 5.2.

"Completion Payment" means the Purchase Price less the Deferred Payment.

"Conditions" means the conditions to Completion, being the matters set out in Part 1 of Schedule 1.

"**Contractor**" means any person, company or entity engaged with the Company (or a Group Company) to provide services to the Company;

"Data Protection Authority" any local, national, supranational, state, governmental or quasi-governmental agency, body, department, board, official or entity exercising regulatory or Data Protection Authority pursuant to any Data Protection Laws, including the Office of the Information and Data Protection Commissioner in Malta.

"Data Protection Laws" means all laws relating to data protection and privacy which are from time to time applicable to the Company (or any part of their business), including: (i) the Data Protection Act (Chapter 586, Laws of Malta) and all other applicable national laws, regulations and secondary legislation implementing European Directive 95/46/EC; (ii) the GDPR and all related national laws, regulations and secondary legislation; and (iii) the Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI 2003/2426) and all other applicable national laws, regulations and secondary legislation implementing European Directive 2002/58/EC, in each case as amended, replaced or updated from time to time and together with any subordinate or related legislation made under any of the foregoing.

"**Databases**" means all customer databases including all active, lapsed, closed or other account status) relating to the Brands and the Domain Names for all geographical territories and all other databases owned by the Company.

"**Deferred Payment**" the sum of one hundred and fifty thousand euro (€150,000).

"**Deferred Payment Date**" shall be the date falling two (2) months after the Completion Date.

"Director" means each person who is a director of the Company.

"Disclosed" means fairly disclosed (with sufficient details to identify the nature and scope of the matter disclosed) in or under the Disclosures.

"Disclosures" means the disclosures of the Seller to the Buyer set out at Schedule 11, together with any documents annexed or referenced thereto, together with all information provided in relation to the Due Diligence List.

"Domain Names" means all internet domain names owned by the Company and associated with the Business including but not limited to those set out in Schedule 6.

"**Due Amount**" means the amount (if any) due for payment (but not yet paid) by the Seller to the Buyer in respect of a Claim.

"**Due Diligence Request List**" means the due diligence request list provided by Buyer to the Seller, as set out in Schedule 10, which list may be amended by the Buyer in good faith and acting reasonably from time to time prior to the Longstop Date.

"**Employee**" means any person employed by the Company (or a Group Company but providing the majority of their service to matters concerning the Company) under a contract of employment;

"**Employment Laws**" means all laws applying in Malta from time to time which affect contractual or other relations between an employer and their employees including but not limited to all legislation and any claim arising under European treaty provisions or directives which, in either case, are enforceable against the Company by any Employee.

"Encumbrance" any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement.

"**Front-End Code**" means all website content, materials and code (or any part/s thereof) owned by the Company and pertaining to the Domain Names.

"Gambling Licenses" means the gambling licenses held by the Company in Malta, Sweden and Ireland as set out in Schedule 7.

"**Gaming Authorities**" means all agencies, authorities and instrumentalities of any state, nation or other governmental entity or any subdivision thereof, regulating gaming or related activities in Malta, Ireland, and Sweden or any state or political subdivision thereof, including, without limitation, the Malta Gaming Authority, the Gambling Regulatory Authority of Ireland, and the Swedish Gambling Authority.

"**Group**" in relation to a company means that company, any subsidiary undertaking or any parent undertaking from time to time of that company, and any subsidiary undertaking from time to time of a parent undertaking of that company. Each company in a Group is a member of the Group.

"**Intellectual Property Rights**" means patents, utility models, rights to inventions, copyright and neighbouring and related rights, moral rights, trademarks and service marks, business names and domain names, rights in get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets), and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

"Interim Period" means the period from (and including) the date of this Agreement up to (and including) the Completion Date or, if earlier, the termination of this Agreement in accordance with its terms.

"IT Contracts" means all agreements or arrangements (whether or not in writing and including those currently being negotiated) under which any third party (including but not limited to third party gaming suppliers) provides or will provide any element of, or services to, the IT Systems, including leasing, hire purchase, licensing, maintenance, website hosting, outsourcing, security, back-up, disaster recovery, insurance, cloud computing and other types of services agreements.

"**Known Assets**" means certain receivables of the Company, due from third parties as set out in Schedule 9.

"**Known Liability**" means all the outstanding liabilities of the Company as set out in Schedule 8 and any liability properly incurred by the Company between 1 February and 28 February 2023 in respect of (i) fees and/or charges levied by the Company's gaming services providers, and/or affiliates during the said period, and (ii) regulatory fees and/or taxes.

"**Longstop Date**" means two (2) weeks from the signing of this Agreement or such other date as may be agreed by the Buyer and the Seller in writing.

"Material Adverse Effect" means any event, change, development or state of facts that is or would reasonably be expected to be materially adverse to the business, assets, liabilities, operations or licence of the Company, taken as a whole; provided, however, that no event, change, development or state of facts (i) Disclosed by the Seller; (ii) relating to Maltese or foreign economies or financial markets in general, (iii) resulting from industry-wide developments in the industry in which the Company operates, (iv) arising in connection with earthquakes, global epidemics or pandemics, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, whether arising before, on or after the date hereof, (v) resulting from any change in Applicable Law; shall, in each case, be deemed in themselves, to constitute a Material Adverse Effect.

"Material Contract" means any agreement, arrangement, understanding or commitment that the Company is a party to, or bound by, that is of material importance to the business, profits or assets of the Company.

"**Operational Services Agreement**" means the operational services agreement entered into between Bethard Group and the Company on 18 June 2021 pursuant to which Bethard Group agreed to provide certain services to the Company.

"**Personal Data**" has the meaning given to that term in GDPR.

"**Processor**" means any third parties they have appointed to process Personal Data.

"**Purchase Price**" has the meaning given in clause 4.1.

"**Resignation Letter**" means the resignation letter of Jennifer Shera Pace (Maltese ID card no. 24615L) from the office of Director and company secretary, with effect from the Completion Date and confirming that there are no amounts or claims (whether past or present) owed to them by the Company for loss of office or otherwise set out in Schedule 3.

"**Shares**" means the twenty-five million, one hundred and one thousand, and two hundred ordinary shares of one euro (€1) each in the Company, all of which are issued and fully paid, which shares comprise the whole of the issued share capital of the Company and which, as at the date of this Agreement, are all held by the Seller.

"**Share Transfer Instrument**" means the share transfer instrument set out in Schedule 2.

"**Target IP**" means all Assets that are Intellectual Property Rights of the Company and all other Intellectual Property Rights relating to the Assets or otherwise that are owned or exclusively controlled by the Company.

"Tax" means all statutory taxes whether direct or indirect, and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value, wages, documents, transactions or other reference, and duties, customs duty, excises contributions and levies (including social security contributions), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax otherwise), and including late payment or default penalties, interest or fines relative to any of the foregoing.

"Tax Authority" means any local, municipal, government, state, federal or fiscal, revenue, customs or excise authority, body, agency or official anywhere in the world having or purporting to have power of authority in relation to Tax.

"**Tax Laws**" means all applicable Tax legislation, including all and any rules, regulations and subsidiary legislation made thereunder and any Tax Authority guidelines issued in relation thereto, whether of Malta or any other jurisdiction).

"**TGS**" means Together Gaming Solutions p.l.c. incorporated and registered in Malta with company number C72231 whose registered office is at Mezzanine Office, The George Hotel, Triq Ball, Paceville, St. Julians STJ 3123, Malta.

"**Transaction**" means the transaction contemplated by this Agreement or any part of that transaction.

"Transaction Documents**"** means this Agreement, the Disclosures, and any other document to be entered into pursuant to this Agreement in connection with the Transaction.

"Turnkey Agreement" means the platform licence agreement entered into between TGS and the Company on 18 June 2021 pursuant to which the Company was authorised to make use of TGS's iGaming platform**.**

"VAT" means (a) within the European Union, any tax imposed by any Member State in conformity with the Directive of the Council of the European Union on the common system of value added tax (2006/112/EC); and (b) outside the European Union, any tax corresponding to, or substantially similar to, the common system of value added tax referred to in paragraph (a) of this definition.

"Warranties" means the warranties and representations given by the Seller and, where applicable, the Company, pursuant to clause 6 and set out in Schedule 5.

"White Label Agreement" means the white label agreement entered into between TGS and the Company on 18 June 2021 pursuant to which TGS agreed to provide certain services to the Company.

1.2 Clause, Schedule and paragraph headings shall not affect the interpretation of this Agreement.

1.3 References to clauses and Schedules are to the clauses of and Schedules to this Agreement and references to paragraphs are to paragraphs of the relevant Schedule.

1.4 The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Schedules.

1.5 A reference to this Agreement, or any other agreement or document referred to in this Agreement, is a reference to this Agreement or such other agreement or document, in each case as varied from time to time.

1.6 Unless the context otherwise requires, words in the singular shall include the plural and the plural shall include the singular.

1.7 A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.8 This Agreement shall be binding on and enure to the benefit of, the Parties to this Agreement and their respective successors and permitted assigns, and references to a Party shall include that Party's successors and permitted assigns.

1.9 A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.10 A reference to a parent company or a subsidiary means a parent company or a subsidiary (as the case may be) as defined in section 2(2) of the Companies Act.

1.11 Unless expressly provided otherwise in this Agreement, a reference to writing or written excludes fax but not email.

1.12 Any words following the terms including, include, in particular, for example or any similar expression shall be interpreted as illustrative and shall not limit the sense of the words preceding those terms.

1.13 References to a document in agreed form are to that document in the form agreed by the Parties and initialled by them or on their behalf for identification.

1.14 Unless expressly provided otherwise in this Agreement, a reference to legislation or a legislative provision:

(a) is a reference to it as amended, extended, consolidated or re-enacted from time to time.

(b) shall include all subordinate legislation made from time to time under that legislation or legislative provision.

1.15 Any obligation on a Party not to do something includes an obligation not to allow that thing to be done.

2. COMPLETION CONDITIONS

2.1 Completion is subject to and conditional upon the Conditions in Part 1 of Schedule 1 being satisfied (or waived by the Buyer in accordance with clause 2.6) before 6.00pm on the Longstop Date.

2.2 If any Condition is not fully satisfied (or waived by the Buyer in accordance with clause 2.6), then except as provided in clause 2.3, this Agreement shall automatically terminate with immediate effect, at 6.00pm on the Longstop Date.

2.3 If this Agreement terminates in accordance with clause 2.2 or is terminated pursuant to clause 5.4 or clause 6.7, it will immediately cease to have any further force and effect except for:

(a) any provision of this Agreement that expressly or by implication is intended to come into or continue in force on or after termination (including clause 1 (Interpretation),clause 2.2 and this clause 2.3 (Completion Conditions), clause 7 (Limitations on claims), clause 10 (Confidentiality and announcements) and clause 14 (Entire agreement) to clause 24 (Governing law and jurisdiction) (inclusive)), each of which shall remain in full force and effect; and

(b) any rights, remedies, obligations or liabilities of the Parties that have accrued before termination.

2.4 The Seller and the Buyer shall use their best endeavours to procure (so far as it lies within their respective powers so to do) that the Conditions are satisfied as soon as practicable.

2.5 The Buyer and the Seller shall co-operate fully in all actions necessary to procure the satisfaction of the Conditions including (but not limited to) the provision by the Parties of all information reasonably necessary to make any notification or filing that the Buyer deems to be necessary or as required by any relevant authority, keeping the other Party informed of the progress of any notification or filing and providing such other assistance as may reasonably be required.

2.6 If at any time a Party becomes aware of a fact or circumstances that might prevent or materially delay the fulfilment of the Conditions, it shall notify the other Party promptly (and in any event within five (5) Business Days of becoming aware of such fact or circumstance).

2.7 The Buyer may, to the extent that it is legally entitled to do so and to such extent as it thinks fit (in its absolute discretion), waive any of the Conditions by notice in writing to the Seller.

2.8 At all times during the Interim Period, the Seller and the Company (as applicable) shall comply with the undertakings and obligations set out in Schedule 1 of Schedule 1.

3. SALE AND PURCHASE

3.1 On the terms of this Agreement and subject to the Conditions, at Completion the Seller shall sell and the Buyer shall buy, the Shares with full title guarantee and free from all Encumbrances, together with all rights that attach (or may in the future attach) to the Shares including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the Completion Date.

3.2 The Buyer is not obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously.

4. PURCHASE PRICE

4.1 The total consideration for the sale of the Shares shall be capped at one million eight hundred thousand euro (€1,800,000), being the Company Value less (i) the Known Liabilities and (ii) the Additional Payment ("**Purchase Price**").

4.2 The Purchase Price shall be satisfied by the Buyer as follows:

(a) by the payment of the Completion Payment to the Seller in cash on Completion; and

(b) subject always to clause 4.5, by the payment of the Deferred Payment to the Seller in cash on the Deferred Payment Date.

4.3 All payments to be made to the Seller in respect of the Purchase Price shall be made in euro by electronic transfer of immediately available funds to the bank account of the Seller, the details of which are set out below:

Account bank: Bank of America
Account name: Custom House Financial (UK) Limited
IBAN: IE54BOFA99006155797018
BIC: BOFAIE3X
Account number: EE1750

Payment in accordance with this clause shall be a good and valid discharge of the Buyer's obligation to pay the sum in question and the Buyer shall not be concerned to see the application of the monies so paid.

4.4 Save as expressly provided in clause 4.5 or required by law, each payment to be made by the Buyer under or in connection with this Agreement shall be made free and clear of all deductions, withholdings, counterclaims or set-off of any kind.

4.5 To account for any financial liabilities, other than Known Liabilities, that the Parties might become aware of after the Completion Date the Buyer shall be entitled (at its sole discretion) to satisfy all (to the extent that the Deferred Payment is sufficient) or part of the Seller's liability in respect of any such Claim by way of set-off against the Deferred Payment, and to

treat its obligation to pay the Deferred Payment as being reduced *pro tanto* by the amount set-off.

4.6 Prior to exercising its right of set-off as set out in clause 4.5, the Buyer undertakes to reduce the value of any Claim/s *pro tanto* by the amount of the Known Assets recovered by the Company at the time of the Claim/s.

4.7 Nothing in this clause 4 shall prejudice, limit or otherwise affect:

(a) any right or remedy the Buyer may have against the Seller from time to time, whether arising under this Agreement or any of the Transaction Documents or at law; or

(b) the Buyer's right to recover against the Seller generally, whether before or after the Deferred Payment is made in accordance with this Agreement, including if the value of one or more Claims in the aggregate exceed the Deferred Payment.

4.8 If a Due Amount is not satisfied in full by way of set-off under the provisions of this clause 4, except for the limitations set out in clause 7, nothing in this Agreement shall prevent or otherwise restrict the Buyer's right to recover the balance from the Seller and the Due Amount (to the extent not so satisfied) shall remain fully enforceable against the Seller.

4.9 Payment of the Purchase Price by the Buyer shall serve to settle and extinguish any and all rights for repayment that the Seller may have against (i) the Company, (ii) the Company's affiliates, (iii) the Buyer, or (iv) any member of the Buyer's Group, in respect of any amount due in terms of the 2021 SPA (as amended) and/or the Operational Services Agreement, including, for the avoidance of doubt, the monthly settlement amount of eight hundred forty-four thousand, seven hundred fifty-three euro (€844,753) due to the Company by the Buyer and/or its subsidiaries.

4.10 Further to clause 4.9, the Seller hereby confirms and declares that it does not have any knowledge of any claims or rights of any nature against (i) the Company, (ii) the Company's affiliates, (iii) the Buyer, or (iv) any member of the Buyer's Group. In this respect the Buyer hereby waives, releases and discharges (i) the Company, (ii) the Company's affiliates, (iii) the Buyer, and (iv) any member of the Buyer's Group from all other claims that it may have in relation to past claims up to the execution date of this Agreement against (i) the Company, (ii) the Company's affiliates, (iii) the Buyer, or (iv) any member of the Buyer's Group.

5. COMPLETION

5.1 Completion shall take place on the Completion Date at the Buyer's registered office or at such other place as is agreed by the Parties in writing.

5.2 The Completion Date shall be the second Business Day after all of the Conditions have been fully satisfied (or waived) or any other date agreed by the Seller and the Buyer in writing.

5.3 At Completion:

(a) the Seller shall:

(i) deliver or cause to be delivered to the Buyer:

(1) the duly executed Share Transfer Instrument;

(2) the definitive share certificates for the Shares or an indemnity, in agreed form, for any lost certificates;

(3) such filings that the Seller and/or the Company are required to make with the International and Corporate Tax Unit in Malta respect of the transfer of the Shares, including the submission of the relevant capital gains schedule,

the auditor's report and any and all supporting documentation (as applicable);

(4) duly signed Resignation Letter;

(5) duly signed Board Resolutions;

(6) in relation to the Company:

(i) all bank accounts

(ii) statements from each bank at which it has an account, giving the balance of such accounts at the close of business on the last Business Day before Completion;

(iii) all cheque books in current use and written confirmation that no cheques have been written since the statements delivered above were prepared;

(iv) details of its cash book balances; and

(v) reconciliation statements reconciling the cash book balances and the cheque books with the bank statements delivered above;

(7) evidence that all debts and accounts between the Company and the Seller (or another member of the Seller's Group), if any, have been fully paid or otherwise discharged;

(8) evidence that all assets are free and unencumbered

(9) evidence of the release of all guarantees or other security, if any, given by the in respect of the liabilities or obligations of the Seller (or another member of the Seller's Group) or of any other third party, if any;

(10) confirmation that all and any claims that the Seller (or any other member of the Seller's Group) has or may have against the Company have been released and/or discharged;

(b) the Company shall:

(i) update its register of members to reflect the Shares as transferred to and the holding by the Buyer of the Shares;

(ii) issue an extract of the updated register of members to the Buyer showing the Buyer as the owner of the Shares and issue the Buyer the relevant share certificates;

(iii) make such filings with the Maltese authorities as may be required to record the transfer of the Shares including but not limited to the filing of the relevant statutory form T and BO2 at the Malta Business Registry;

(c) the Buyer shall:

(i) pay the Completion Payment in accordance with clause 4.2(a);

(ii) provide the Seller with a document confirming that all debts and accounts that the Seller (or another member of the Seller's Group) has or has had to the Buyer, if any, have been fully paid or otherwise discharged;

(iii) deliver to the Seller a certified copy of the resolutions in agreed form, of the Buyer's board of directors approving Completion and the execution and delivery of any Transaction Documents to be delivered by the Buyer at Completion; and

(iv) cause shareholders' and board meetings to be held in the Company or adopt written resolutions of the Company to accept the resignation of the director and company secretary and appoint new director(s) and company secretary.

5.4 If the Seller does not comply with its obligations in clause 5.3 in any material respect, the Buyer may (at its sole discretion and without prejudice to any other rights or remedies it has, including the right to claim damages for breach of this Agreement) proceed to Completion or terminate this Agreement by notice in writing to the Seller (in which case clause 2.3 shall apply).

5.5 As soon as possible after Completion, the Seller shall send to the Buyer (at the Buyer's registered office for the time being) all records, correspondence, documents, files, memoranda and other papers relating to the Company which are not kept at Company's registered office and which are not required to be delivered at Completion.

6. WARRANTIES

6.1 The Seller acknowledges that the Buyer is entering into this Agreement on the basis of, and in reliance on, the Warranties.

6.2 Notwithstanding anything to the contrary in this Agreement in no event shall the Seller be deemed to be providing any Warranty in respect of the Company prior to the date of completion under the 2021 SPA; and in no event shall the Seller be deemed in breach of any Warranty to the extent that such breach is caused (directly or indirectly)

(a) by the gross negligence or wilful misconduct of TGS and/or Bethard Group under the Turnkey Agreement; or

(b) by any breach of the Buyer's reporting function and compliance obligations in respect of the Buyer's AleAcc platform in terms of the Turnkey Agreement as far as license requirements are concerned.

6.3 The Seller and (where it is possible for it to do so) the Company warrant and represent to the Buyer that except as Disclosed, each Warranty is true, accurate and not misleading as at the date of this Agreement.

6.4 The Seller and (where it is possible for it to do so) the Company further warrant and represent to the Buyer that, at the date of this Agreement, there is no reason to believe that each of the Warranties will not be true, accurate and not misleading throughout the Interim Period. For this purpose, each of the Warranties shall be deemed to be repeated on each day of the Interim Period by reference to the facts and circumstances then subsisting. Any reference made to the date of this Agreement (whether express or implied) in relation to any Warranty shall be construed, in connection with the repetition of the Warranties, as a reference to the date of such repetition.

6.5 The Company shall not and the Seller shall not (and shall procure that the Company shall not) do anything during the Interim Period that would be materially inconsistent with any term of this Agreement including any of the Warranties, or cause any Warranty to be untrue, inaccurate or misleading in any material respect.

6.6 If at any time during the Interim Period the Seller (or any member of its Group) or the Company become aware of a fact or circumstance which constitutes (or which is reasonably expected to constitute) a breach of Warranty, or which would cause (or is reasonably expected to cause) a Warranty to be untrue, inaccurate or misleading, it shall promptly:

(a) notify the Buyer in writing of the relevant fact or circumstance in sufficient detail to enable the Buyer to make an accurate assessment of the situation; and

(b) if requested by the Buyer, use its best endeavours to remedy or prevent (as the case may be) the notified breach or anticipated breach.

6.7 If at any time during the Interim Period it becomes apparent that a Warranty has been breached, is untrue, materially inaccurate or materially misleading, or that the Seller or the Company has materially breached, any of the Seller obligations and undertakings in Part 2 of Schedule 1) the Buyer may (at its sole discretion and without prejudice to any other rights or remedies it has, including the right to claim damages for breach of this Agreement) terminate this Agreement by notice in writing to the Seller (in which case clause 2.3 shall apply) or proceed to Completion.

6.8 Warranties qualified by the expression so far as the Seller is aware or any similar expression are deemed to be given to the best of the knowledge, information and belief of the Seller after it has made due and careful enquiries.

6.9 Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this Agreement.

6.10 Except for the matters Disclosed, no information which could have been discovered (whether by investigation made by the Buyer or on its behalf), shall prejudice or prevent any Claim or reduce the amount recoverable under any Claim.

6.11 The Seller agrees that the supply of any information by or on behalf of the Company or any of its employees, directors, agents or officers ("**Officers**") to the Seller or its advisers in connection with the Warranties, the Disclosures or otherwise shall not constitute a warranty, representation or guarantee as to the accuracy of such information in favour of the Seller. The Seller unconditionally and irrevocably waives all and any rights and claims that it may have against any of the Company or the Officers on whom the Seller has, or may have, relied in connection with the preparation of the Disclosures, or agreeing the terms of this Agreement, and further undertakes to the Buyer, the Company and the Officers not to make any such claims.

6.12 For the avoidance of doubt, the rights and remedies of the Buyer in respect of any Claim shall not be affected by Completion, or any termination of (or the Buyer's failure to terminate) this Agreement.

6.13 The Buyer represents and warrants to the Seller that, following Completion, the Buyer shall ensure that:

(a) all of the Employees listed in Schedule 12 shall be offered the opportunity to transfer to the Company on terms that are not materially worse than their current terms of employment; and

(b) the Company shall in relation to such Employees act at all times in accordance with Employment Laws.

6.14 The Buyer represents and warrants to the Seller that the statements set forth in this 6.12 are true, accurate and not misleading as of the date of this Agreement and that they will be true and accurate and not misleading at Completion, unless otherwise stated:

(a) the Buyer is duly incorporated and validly existing under the laws Malta, and the Buyer has the requisite power and authority to enter into the Agreement and consummate the Transaction;

(b) the entry into the Agreement and the performance by the Buyer of its obligations under it have been duly authorised by all necessary actions on the part of the Buyer and the Agreement will, when executed, constitute valid and binding obligations of the Buyer in accordance with its terms;

(c) the Buyer has secured sufficient and unconditional financing or has available internal funds to enable it to complete, fully and in a timely manner, the Transaction and to make any payments that the Buyer is or may become required to make pursuant to this Agreement; and

(d) as of the date of this Agreement, the Buyer is not aware of any fact, matter, circumstance or event which would entitle the Buyer to make a claim against the Seller under this Agreement.

6.15 The Seller warrants that each of the commitments and undertakings set out in the Disclosure shall be honoured and fulfilled by the dates set out therein.

7. LIMITATIONS ON CLAIMS

7.1 The Seller shall not be liable for a Claim unless the Seller's liability in respect of such Claim (together with any connected Claims) exceeds ten thousand euro (€10,000). For the purposes of this clause a Claim is connected with another Claim if the Claims arise from the same facts, events or circumstances.

7.2 The Seller shall not be liable for any Claim unless a written notice has been given by the Buyer to the Seller within twelve (12) months from the Completion.

7.3 Following Completion, the Buyer shall not (and shall procure that the Company shall not) enter into any settlement agreement with any third party in respect of which it intends to make a Claim, without the prior written consent of the Seller.

7.4 Nothing in this clause 7 applies to exclude or limit the liability of the Seller if and to the extent that a Claim arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by the Seller, its agents or advisers.

8. INDEMNITIES

8.1 The Seller binds itself and undertakes to indemnify and hold harmless the Buyer against any liability for Tax which arises wholly or partly, and any resultant costs in respect of, or in consequence of:

(a) any acts, omissions or transactions occurring or entered into on and affecting the Company, or before, the Completion Date or which results from, or is calculated by reference to, any income, profits or gains earned, received or accrued, or deemed to have been earned, received or accrued, on or before the Completion Date by the Company;

(b) any failure of the Company to properly compute any Tax due or to comply with any Tax Laws at any time prior to the Completion Date; and/or

(c) any action undertaken by the Company to adjust or correct any Tax return or other document submitted to any Tax Authority prior to the Completion Date or otherwise to remedy any failure or default attributable to any act or omission of the Company prior to the Completion Date in respect of any obligations incumbent upon the Company in terms of the Tax Laws.

8.2 The Seller shall indemnify and hold harmless the Buyer against all financial liabilities, of the Company incurred by it up to the Completion Date other than a Known Liability.

8.3 Without prejudice to the above and without limiting any other rights or remedies the Buyer may have, the Seller shall, subject to the limitations set out in clause 7 above, indemnify and

hold harmless the Buyer and/or the Company (as applicable) against, all liabilities, costs, expenses, damages and losses (including but not limited to any penalties and reasonable legal costs and all other reasonable professional costs and expenses) suffered or incurred by the Buyer and/or the Company (as applicable) arising out of or in connection with any breach of any Warranties by the Seller .

8.4 The Seller shall not be liable in respect of a Claim based on facts, events or circumstances that have been disclosed in the Disclosures and each statement or other item of information set forth in the Disclosures shall be deemed to be a representation and warranty made by the Seller in this Agreement that is deemed to be accepted and acknowledged by the Buyer of its awareness to the information.

8.5 Any payment made by the Seller in respect of a Claim shall include:

(a) an amount in respect of all costs and expenses incurred by the Buyer, or the Company in bringing the relevant Claim (including a reasonable amount in respect of management time); and

(b) any amount necessary to ensure that, after the deduction of any Tax due on the payment, the Buyer or the Company (as the case may be) is left with the same amount it would have had if the payment was not subject to Tax.

8.6 The Buyer shall indemnify and hold harmless the Seller against all liabilities, costs, expenses, damages and losses (including but not limited to any penalties and reasonable legal costs and all other reasonable professional costs and expenses) suffered or incurred by the Seller and/or any Group company arising out of or in connection with:

(a) any claim under or in relation to the terms of the BHGES SPA arising after the date of this Agreement; or

(b) any breach by the Buyer of any warranty or representation set out in clause 6.13 and 6.14.

8.7 The Seller hereby unconditionally agrees to designate the Buyer's bank account as the designated bank account to which the BHGES Holdback Amount is to be paid in terms of clause 14.3 of the BHGES SPA. The Seller further undertakes to transfer any part of the BHGES Holdback Amount which it may receive under the BHGES SPA to the Buyer within five (5) Business Days from receipt thereof.

8.8 The Parties agree that the Buyer shall be entitled (at its sole discretion) to satisfy all (to the extent that the Deferred Payment is sufficient) or part of the Seller's liability (in terms of clause 8.7 above) by way of set-off against the Deferred Payment, and to treat its obligation to pay the Deferred Payment as being reduced *pro tanto* by the amount set-off.

9. RESTRICTIONS ON THE SELLER

9.1 The Seller undertakes to each of the Buyer and the Company that it shall not (and shall procure that no member of the Seller Group shall):

(a) at any time during the period of twelve (12) months commencing on the Completion Date, carry on or be engaged, concerned or interested in, or in any way assist, any business in Sweden that operates any remote B2C sports betting (other than esports betting) or casino site;

(b) at any time during the period of twelve (12) months commencing on the Completion Date, use the Databases to:

(i) canvass, solicit or otherwise seek the custom of any person who is at Completion, or who has been at any time during the period of twelve (12)

months immediately preceding the Completion Date, a client or customer of the Company (a "Restricted Customer") with a view to providing services to them in competition with the Business; or

(ii) induce or attempt to induce a Restricted Customer to cease or refrain from conducting business with, or to reduce the amount of business conducted with, or to vary adversely the terms upon which it conducts business with, the Company, or do any other thing which is reasonably likely to have such an effect;

(c) at any time during the period of twelve (12) months commencing on the Completion Date, have any business dealings with a Restricted Customer in Sweden in connection with the provision of services to them in competition with the Business;

(d) at any time during the period of twelve (12) months commencing on the Completion Date, offer employment to, enter into a contract for the services of, or otherwise entice or attempt to entice away from the Company, any person who is at Completion, employed or directly engaged by the Company in an executive, managerial, sales or technical role, or procure or facilitate the making of any such offer or attempt by any other person;

(e) at any time after Completion, use in the course of any business:

(i) any of the words "Bethard", "Fastbet" or "Betive";

(ii) any trade or service mark, business or domain name, design or logo (whether relating to the Brands or otherwise) which, at Completion, is being or has been used by the Company in connection with the Business; or

(iii) anything which, in the reasonable opinion of the Buyer, is capable of confusion with any of the words, marks, names, designs or logos referred to in (i) or (ii) above;

(f) at any time after Completion, do or say anything which may be harmful to the reputation of the Company, except in respect of factual disclosures required by any applicable regulatory authority; or

(g) at any time after Completion, present itself or permit itself to be presented as:

(i) connected in any capacity with the Company; or

(ii) interested or concerned in any way in the Shares (or any of them).

9.2 The undertakings in clause 9.1 are intended for the benefit of, and shall be enforceable by, each of the Buyer, and the Company and shall apply to actions carried out by the Seller (or a member of the Seller's Group) in any capacity (including as shareholder, partner, director, principal, consultant, officer, agent or otherwise) and whether directly or indirectly, on its own behalf or on behalf of, or jointly with, any other person.

9.3 Each of the undertakings in clause 9.1 is a separate undertaking by the Seller and shall be enforceable by the Buyer and the Company separately and independently of their right to enforce any one or more of the other undertakings contained in that clause.

9.4 The Parties acknowledge that the Seller has confidential information relating to the Business and that the Buyer is entitled to protect the goodwill of the Business as a result of buying the Shares. Accordingly, each of the undertakings in clause 9.1 is considered fair and reasonable by the Parties.

9.5 The consideration for the undertakings in clause 9.1 is included in the Purchase Price.

10. CONFIDENTIALITY AND ANNOUNCEMENTS

10.1 The Seller undertakes to each of the Buyer and the Company that it shall (and shall procure that each member of the Seller's Group shall):

(a) keep secret and confidential the terms of this Agreement and the other Transaction Documents, and all confidential information, know-how and trade secrets in its knowledge or possession concerning the business, assets, affairs, customers, clients or suppliers of the Company or any member of the Buyer's Group;

(b) not disclose any of the information referred to in clause 10.1(a) (whether in whole or in part) to any third party, except as expressly permitted by this clause 10; and

(c) not make any use of any of the information referred to in clause 10.1(a), other than to the extent necessary for the purpose of exercising or performing its rights and obligations under this Agreement.

10.2 The Buyer and Company undertake to the Seller, that each of them shall (and shall procure that each member of the Buyer's Group shall):

(a) keep secret and confidential the terms of this Agreement and the other Transaction Documents, and all confidential information, know-how and trade secrets in its knowledge or possession concerning the business, assets, affairs, customers, clients or suppliers of the Seller or any member of the Seller's Group;

(b) not disclose any of the information referred to in clause 10.1(a) (whether in whole or in part) to any third party, except as expressly permitted by this clause 10; and

(c) not make any use of any of the information referred to in clause 10.1(a), other than to the extent necessary for the purpose of exercising or performing its rights and obligations under this Agreement.

10.3 Nothing in this Agreement shall be interpreted as imposing on any Party an obligation to keep confidential any information relating to the Company, or to restrict its use of such information, in each case at any time after Completion.

10.4 Notwithstanding any other provision of this Agreement, neither Party shall be obliged to keep secret and confidential or to restrict its use of any information that:

(a) is or becomes generally available to the public (other than as a result of its disclosure by that Party or any person to whom it has disclosed the information in accordance with clause 10.5(a) in breach of this Agreement); or

(b) was, is or becomes available to that Party on a non-confidential basis from a person who, to that Party knowledge, is not bound by a confidentiality agreement and is not otherwise prohibited from disclosing the information to that Party.

10.5 Any Party may disclose any information that it is otherwise required to keep confidential under this clause 10:

(a) to any employees, officers, consultants, representatives or advisers of any member of its Group who need to know such information for the purposes of advising on this Agreement, or to facilitating the Transaction, provided that the Party making the disclosure informs the recipients of the confidential nature of the information before disclosure and procures that the recipients shall, in relation to any such information disclosed to them, comply with the obligations set out in this clause 10 as if they were that Party. The Party making a disclosure under this clause shall, at all times, be liable for the failure of its recipients to comply with the obligations set out in this clause;

(b) with the prior consent in writing of the other Party;

(c) to confirm that the Transaction has taken place, or the date of the Transaction (but without otherwise revealing any other terms of the Transaction or making any other announcement);

(d) if and to the extent that the disclosure is required:

(i) by the laws of any jurisdiction to which it is subject;

(ii) by an order of any court of competent jurisdiction, or any regulatory, judicial, governmental or similar body, or any Tax Authority or securities exchange of competent jurisdiction;

(iii) under any arrangement in place under which negotiations relating to terms and conditions of employment are conducted; or

(iv) to make any filing with, or obtain any authorisation from, a regulatory, governmental or similar body, or any Tax Authority or securities exchange of competent jurisdiction; or

(v) to protect its interest in any legal proceedings,

provided that in each case (and to the extent it is legally permitted to do so) the Party making the disclosure gives the other Party as much notice of the disclosure as possible and, where notice of disclosure is not prohibited and is given in accordance with this clause, it takes into account the reasonable requests of the other Party concerning the content of the disclosure.

10.6 Each Party shall supply the other party with such information about itself, its Group or this Agreement as the other party may reasonably require for the purposes of satisfying the requirements of any law or any judicial, governmental, regulatory or similar body or any Tax Authority or securities exchange of competent jurisdiction.

10.7 Subject to clause 10.8 to clause 10.9 (inclusive), neither Party shall make, or permit any person to make, any public announcement, communication or circular concerning this Agreement or the Transaction without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed).

10.8 Nothing in clause 10.7 shall prevent either Party from making an announcement required by law or any governmental or regulatory authority (including any Tax Authority), any securities exchange, or any court or other authority of competent jurisdiction provided that the Party required to make the announcement consults with the other Party and takes into account its reasonable requests concerning the content of the announcement before it is made.

10.9 The Buyer may at any time after Completion announce its acquisition of the Shares to any employees, clients, customers or suppliers of the Company or any other member of the Buyer's Group.

11. FURTHER ASSURANCE

11.1 At its own expense, the Seller shall (and shall use reasonable endeavours to procure that any relevant third party shall) promptly execute and deliver such documents and perform such acts as the Buyer may reasonably require from time to time for the purpose of giving full effect to this Agreement.

11.2 The Seller undertakes to the Buyer that, if and for so long as it remains the registered holder of any of the Shares after Completion, it shall:

(a) hold such Shares together with all dividends and any other distributions of profits or other assets in respect of such Shares, and all rights arising out of or in connection with them, in trust for the Buyer;

(b) deal with and dispose of such Shares, dividends, distributions, assets and rights as the Buyer shall direct;

(c) exercise all voting rights attached to such Shares in such manner as the Buyer shall direct; and

(d) if required by the Buyer, execute all instruments of proxy or other documents as may be necessary to enable the Buyer to attend and vote at any meeting of the Company.

12. ASSIGNMENT AND OTHER DEALINGS

No Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party.

13. NO AGENCY

Each Party confirms it is acting on its own behalf in relation to the Transaction and not for the benefit of any other person.

14. ENTIRE AGREEMENT

This Agreement and the Transaction Documents constitute the entire agreement between the Parties and supersede and extinguish all previous and contemporaneous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to their subject matter.

15. VARIATION AND WAIVER

15.1 No variation of this Agreement shall be effective unless it is in writing and signed by the Parties (or their authorised representatives).

15.2 A waiver of any right or remedy is only effective if given in writing and shall not be deemed a waiver of any subsequent right or remedy.

15.3 A delay or failure to exercise, or the single or partial exercise of, any right or remedy shall not waive that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy.

16. COSTS

16.1 Except as expressly provided in this Agreement, each party shall pay its own costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement (and any other Transaction Documents).

16.2 Without prejudice to any other right or remedy the Buyer may have, the Seller shall indemnify the Buyer against all costs and expenses incurred by the Buyer in investigating the affairs of the Company and in negotiating, preparing, executing, rescinding or terminating this Agreement (and any other Transaction Documents), in the event that:

(a) the Buyer terminates this Agreement in accordance with clause 5.4 or clause 6.7; or

(b) this Agreement terminates and ceases to have effect in accordance with clause 2.2 because any of the Conditions in Part 1 of Schedule 1 have not been fully satisfied or waived by the Longstop Date.

17. NOTICES

17.1 A notice given to a Party under or in connection with this Agreement:

(a) shall be signed by or on behalf of the Party giving it;

(b) shall be sent to the Party for the attention of the contact and to the address specified in clause 17.2, or such other contact or address as that Party may notify;

(c) shall be sent by a method listed in clause 17.4; and

(d) unless proved otherwise is deemed received as set out in clause 17.4 if prepared and sent in accordance with this clause.

17.2 The addresses, for service of notices are:

(a) Seller

(i) address: 112 North Curry Street, Carson City, Nevada 89703-4934, USA

(ii) for the attention of: Alex Igelman

(iii) email address: alex.igelman@esportsentertainmentgroup.com, with a copy to legal@eeg.bet

(b) Buyer

(i) address: Mezzanine Office, The George Hotel, Triq Ball, Paceville, St. Julians STJ 3123, Malta

(ii) for the attention of: Edward Licari

(iii) email address: edward.licari@bethardgroup.com

17.3 A Party may change its details for service of notices given in clause 17.2 by giving notice in writing to the other Party.

17.4 This clause sets out the delivery methods for sending a notice to a Party under this Agreement and, for each delivery method, the date and time when the notice is deemed to have been received:

(a) if delivered by hand, at the time the notice is left at the address;

(b) if sent by pre-paid airmail providing proof of delivery, at 9.00 am on the fifth Business Day after posting; or

(c) if sent by email, at the time of transmission.

17.5 If deemed receipt under clause 17.4 would occur outside business hours in the place of receipt shall be deferred until business hours resume. In this clause, business hours means 9.00 am to 5.00 pm Monday to Friday on a day that is not a public holiday in the place of receipt.

17.6 This clause 17 does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

18. SEVERANCE

If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed deleted but that shall not affect the validity and enforceability of the rest of this Agreement.

19. AGREEMENT SURVIVES COMPLETION

This Agreement (other than obligations that have already been fully performed) remains in full force after Completion.

20. ACKNOWLEDGEMENT BY THE COMPANY

By entering into this Agreement, the Company expressly acknowledges and consents to the sale of the Shares by the Seller to the Buyer. In addition, the Company hereby acknowledges and agrees to honour any and all obligations that may be imposed on it by this Agreement (including but not limited to its undertakings and obligations under clause 2, clause 5, clause 6, Part 2 of Schedule 1 and any obligation that may be incumbent on it to give effect to the Transaction.

21. COUNTERPARTS

21.1 This Agreement may be executed in any number of counterparts, each of which shall constitute a duplicate original, but all the counterparts shall together constitute the one Agreement.

21.2 Transmission of an executed counterpart of this Agreement (but for the avoidance of doubt not just a signature page) by email (in PDF, JPEG or other agreed format) shall take effect as the transmission of a "wet-ink" counterpart of this Agreement. If this method of transmission is adopted, without prejudice to the validity of the Agreement thus made, each Party shall on request provide the other with the "wet-ink" copy originals of their counterpart.

21.3 No counterpart shall be effective until each Party has provided to the other at least one executed counterpart.

22. RIGHTS AND REMEDIES

Except as expressly provided in this Agreement, the rights and remedies provided under this Agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

23. INADEQUACY OF DAMAGES

Without prejudice to any other rights or remedies that the Buyer may have, the Seller acknowledges and agrees that damages alone would not be an adequate remedy for any breach of the terms of clause 9 or clause 10 by the Seller. Accordingly, the Buyer shall be entitled to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of clause 9 or clause 10 of this Agreement.

24. GOVERNING LAW AND JURISDICTION

24.1 This Agreement and any dispute arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of Malta.

24.2 Any dispute, controversy or claim arising out of or in connection to this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration, in accordance with the Malta Arbitration Act and the Arbitration Rules of the Malta Arbitration Centre as at present in force. The seat of the arbitration shall be Malta. The Parties agree to refer such dispute, controversy or claim to an arbitration panel composed of three (3) arbitrators. Each Party shall appoint an arbitrator of its choice and the Parties shall use all reasonable endeavours in order for the arbitration decision to be made within one year from the setting up of the arbitration panel.

SIGNATURE PAGE TO FOLLOW

Signature page of the Share Purchase Agreement dated 14 February 2023

DocuSigned by:
Erik Skarp
8ED58E9F62BB40C...

14 February 2023

Signed by
Erik Johan Sebastian Skarp
Duly authorised
for and on behalf of
Gameday Group plc
Buyer

DocuSigned by:
Alex Igelman
B375270A77E842D...

14 February 2023

Signed by
Alex Igelman
Duly authorised
for and on behalf of
Esports Entertainment Group, Inc.
Seller

DocuSigned by:
Jennifer Pace
B12F03A82487487...

14 February 2023

Signed by
Jennifer Shera Pace
Duly authorised
for and on behalf of
Prozone Limited
Company

Schedule 1. Completion Conditions and Conduct of Business

Part 1. **Conditions to Completion**

Completion is subject to and conditional upon the following being satisfied before 6.00pm on the Longstop Date:

1.1 the Gaming Authorities having issued such written unconditional consents, waivers or no objections (or if conditional, subject to such conditions, including any minimum capital or financial support requirement, being acceptable to the Buyer in its absolute discretion) as may be required for the completion of the Transaction, it being specifically agreed that where applicable legislation allows for deemed consents such deemed consent shall not be satisfactory for this provision;

1.2 no Material Adverse Effect having occurred between the date of this Agreement and the Completion Date;

1.3 no third party having commenced or threatened to commence any litigation, arbitration, action seeking injunctive relief or other dispute resolution process or administrative or criminal proceedings against the Buyer, the Seller and/or the Company in each case relating to this Agreement or relating to the completion of the Transaction;

1.4 all due diligence in the Due Diligence Request List has been provided, and the results of such due diligence are satisfactory to the Buyer acting reasonably and in good faith with regard to all aspects of the Transaction taking into account the length of time in which the Company and Business have been under the ownership and control of the Seller; and

1.5 the Seller having obtained the necessary approvals from its board of directors and note holder.

Part 2. **Conduct of business during the Interim Period**

1. CONDUCT OF BUSINESS IN THE INTERIM PERIOD

1.1 At all times during the Interim Period, the Seller and the Company (as applicable) shall:

(a) procure that the Company carry on the Business in the normal course and in the manner provided in this Part 2 of Schedule 1;

(b) use its reasonable endeavours to maintain the trade and trade connections of the Company;

(c) promptly notify the Buyer in writing of any material change in the Business, financial position or assets of the Company;

(d) promptly provide the Buyer, its agents and representatives with such information relating to the business and affairs of the Company, and such access to their books and records, as the Buyer may require from time to time; and

(e) not induce, or attempt to induce (whether directly or indirectly), any of the employees of the Company to terminate their employment, save where expressly agreed in writing by the Buyer.

1.2 At all times during the Interim Period, the Buyer shall use best endeavours to assist the Company in achieving its objectives in section 1.1 (a) and (b) above including through procuring

the same by TGS and Bethard Group in relation to their respective operations under the Turnkey Agreement and Operational Services Agreement.

2. **MATTERS SUBJECT TO THE BUYER CONSENT**

During the Interim Period, the Company shall not (nor shall it agree to) and the Seller shall procure that the Company shall not (nor shall it agree to), in either case except with the prior written consent of the Buyer:

2.1 dispose of any material assets used or required for the operation of the Business;

2.2 allot any shares or other securities or repurchase, redeem or agree to repurchase or redeem any of its shares;

2.3 pass any resolution of its members;

2.4 appoint any person as a director of the Company;

2.5 enter into, modify or agree to terminate any Material Contract;

2.6 incur any capital expenditure on any individual item which exceeds five thousand euro (€5,000);

2.7 borrow any sum in excess of five thousand euro (€5,000);

2.8 make any loan or cancel, release or assign any indebtedness owed to it or any claims held by it, other than in the ordinary course of the Business;

2.9 enter into any lease, lease-hire or hire-purchase agreement or agreement for payment on deferred terms;

2.10 declare or pay any dividend or make any other distribution of its assets;

2.11 make any material alterations to the terms of employment or engagement (including benefits) of any of its Directors, Employees or Contractors;

2.12 provide any non-contractual benefit to any Director, Employee, Contractor or their dependants;

2.13 dismiss any of its Employees (other than in respect of gross misconduct) or employ or engage (or offer to employ or engage) any person;

2.14 create any Encumbrance over any of its assets or its undertaking;

2.15 give any financial or performance guarantee, or any similar security or indemnity;

2.16 commence, settle or agree to settle any legal proceedings relating to the Business, or otherwise concerning the Company, except debt collection in the normal course of business;

2.17 grant, modify, agree to terminate or permit the lapse of any of its Intellectual Property Rights or enter into any agreement relating to any such rights;

2.18 pay any management charge to the Seller (or any member of the Seller's Group);

2.19 incur any liability to the Seller (or any member of the Seller's Group), other than trading liabilities incurred in the normal course of the Business;

2.20 make any material change to the accounting procedures, principles or policies by reference to which its accounts are drawn up; or

2.21 permit any of its insurance policies to lapse or do anything which would reduce the amount or scope of cover or make any of its insurance policies void or voidable.

3. ACCESS AND INFORMATION RELATING TO EMPLOYEE AND CONTRACTORS

During the Interim Period, the Seller and the Company shall:

(a) at their own expense, and subject to the requirements of all applicable data protection legislation, provide the Buyer with such information or documents as it may reasonably require relating to the terms of employment or any other matter concerning any Employee or Contractor; and

(b) promptly upon request give the Buyer and its advisers access at all reasonable times to the Employees and Contractors; and

(c) permit and assist the Buyer to consult any of the Employees or Contractors, on reasonable notice and during normal business hours at the office at which the relevant Employees or Contractors are located, for the purpose of obtaining knowledge, know-how or any other information possessed by such Employee or Contractor in relation to the activities and operations of, and the products and services supplied or to be supplied by, the Business at Completion. The Seller and the Company shall ensure that any such Employees or Contractors shall disclose all such information to the Buyer.

Schedule 2. Share Transfer Instrument

By virtue of this private instrument ESPORTS ENTERTAINMENT GROUP, INC., incorporated and registered in Nevada, USA with company number E0473092008-2 whose registered office is at 112 North Curry Street, Carson City, Nevada 89703-4934, USA (the "Transferor") hereby transfers to the undersigned GAMEDAY GROUP PLC, incorporated and registered in Malta with company number C 77333 whose registered office is at Mezzanine Office, The George Hotel, Triq Ball, Paceville, St. Julians STJ 3123, Malta (the "Transferee"), who accepts and acquires 25,101,200 ordinary shares (the "Shares") representing the entire issued share capital of PROZONE LIMITED incorporated and registered in Malta with company number C 97366 whose registered office is at Block 6, Triq Paceville, St. Julians STJ 3109, Malta for the Purchase Price as set out and defined in the Share Purchase Agreement dated 14 February 2023 (the "Share Purchase Agreement").

All the terms and conditions (including the covenants, undertakings, representations and warranties) as set out in the Share Purchase Agreement are incorporated herein.

It is hereby agreed that the Transferee will hold the Shares under the same conditions as they were held by the Transferor and all dividends and rights arising from the said Shares shall vest in their entirety in the Transferee with effect from the date of this private instrument.

DATED: [COMPLETION DATE]

DocuSigned by:
Alex Igelman
B375270A77E842D...

Alex Igelman
Duly authorised
for and on behalf of
ESPORTS ENTERTAINMENT GROUP, INC.
Transferor

DocuSigned by:
Erik Skarp
8ED58E9F02BB40C...

Erik Johan Sebastian Skarp
Director
for and on behalf of
GAMEDAY GROUP PLC
Transferee

Schedule 3. Resignation Letter

Il-Pjazza Blk D, Fl 6,
Triq Birbal,
Balzan
Malta

Prozone Limited
Block 6, Triq Paceville
St. Julians STJ 3109
Malta
(the "Company")

[COMPLETION DATE] (the "Effective Date")

Dear Sirs,

I write to inform you that I am hereby tendering my resignation as a member of the Board of Directors and as Company Secretary of the Company with effect from the Effective Date.

I confirm that I have no outstanding claims whatsoever against the Company in respect of fees nor in respect of compensation for loss of office.

Please be guided accordingly.

Yours faithfully,

DocuSigned by:
Jennifer Pace
B12F03A82487487...

Jennifer Shera Pace

Schedule 4. Board Resolutions

PROZONE LIMITED (C 97366)
Block 6, Triq Paceville
St. Julians STJ 3109
Malta

RESOLUTIONS IN WRITING signed and adopted by the SOLE DIRECTOR of Prozone Limited (C97366) (the "Company") in terms of article 38 of the Company's articles of association on [COMPLETION DATE] (the "Completion Date").

WHEREAS:

A. The Company has an issued share capital of EUR 25,101,200 divided into 25,101,200 ordinary shares of EUR 1 per share, all fully paid up (the "Shares") and held by Esports Entertainment Group, Inc. incorporated and registered in Nevada, USA with company number E0473092008-2 whose registered office is at 112 North Curry Street, Carson City, Nevada 89703-4934, USA (the "Seller");

B. The Seller has agreed to sell the Shares to Gameday Group plc incorporated and registered in Malta with company number C 77333 whose registered office is at Mezzanine Office, The George Hotel, Triq Ball, Paceville, St. Julians STJ 3123, Malta (the "Buyer") pursuant to a share purchase agreement entered into by the Seller, the Buyer and the Company and dated 14 February 2023 (the "Agreement");

C. The Company has received an executed share transfer instrument dated as at the Completion Date (the "Share Transfer Instrument") in terms of the Agreement, pursuant to which the Seller sold and transferred the Shares to the Buyer, who agreed to purchase and accept the Shares, on the Completion Date (the "Share Transfer");

D. Having regard to the Company's obligations under the Agreement, and having reviewed the Share Transfer Instrument, the sole director, acting in good faith, considers the approval of the Share Transfer and the acceptance of the Share Transfer Instrument to be in the Company's best interest and for its benefit, conducive to the attainment of its strategic objectives, in furtherance of its business and would be most likely to promote the success of the Company.

NOW THEREFORE, THE SOLE DIRECTOR HEREBY RESOLVES:

1. That the Company acknowledges, accepts and approves the Share Transfer and the Share Transfer Instrument;

2. That the Company shall proceed to update its register of members, cancel any share certificates issued to the Seller and issue new share certificates to the Buyer, and file any document and/or form that may be required by any competent authority in Malta (including a Form T and Form BO2 with the Malta Business Registry), and take any other actions required by the Company in connection with the Share Transfer;

3. That any director of the Company and/or the company secretary (each acting singly and with full power of substitution and delegation) (each an "Attorney") be, and hereby are, authorised in the name and on behalf of the Company to:

   a. appear in the name and on behalf of the Company for the purpose of completing and finalising the Share Transfer as required;

   b. take any action necessary and file, submit, provide, deliver, issue, send, sign, and/or execute (or cause to be filed, submitted, provided, delivered, issued, sent, signed or executed) any

documents related to the Share Transfer including, without limitation, the matters set out in resolution 2 above;

c. issue certified extracts and/or copies of these resolutions in writing; and

d. do all such acts and things as are necessary or appropriate in the Attorney's absolute discretion to carry out the actions contemplated by the foregoing resolutions;

4. That any and all actions of the Company and/or of the Attorneys (or any of them) and/or any other officer or advisor of the Company taken (or to be taken) in connection with the actions contemplated by the foregoing resolutions prior to the date of these resolutions in writing (including, without limitation, the entry in the Agreement) be and are hereby ratified, confirmed, approved and adopted in all respects as fully as if such action(s) had been presented to for approval and approved by the Company's board of directors prior to such action being taken.

DocuSigned by:

Jennifer Pace

B12F03A82487487...

Jennifer Shera Pace
Sole Director

Schedule 5. Warranties

1. **Power to sell the Shares**

1.1 The Seller has taken all necessary actions and has all requisite power and authority to enter into and perform this Agreement and each of the other Transaction Documents to which it is a Party in accordance with their respective terms.

1.2 This Agreement and each of the other Transaction Documents to which it is a Party constitute (or shall constitute when executed) valid, legal and binding obligations on the Seller in accordance with their respective terms.

1.3 The execution and delivery by the Seller of this Agreement and each of the other Transaction Documents to which it is a Party, and compliance with their respective terms shall not breach or constitute a default:

(a) under the Seller's articles of association, or any other agreement or instrument to which the Seller is a party or by which the Seller is bound; or

(b) of any order, judgment, decree or other restriction applicable to the Seller.

2. **Shares in the Company**

2.1 The Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid or credited as fully paid.

2.2 The Seller is the sole legal and beneficial owner of the Shares and is entitled to transfer the legal and beneficial title to the Shares to the Buyer free from all Encumbrances, without the consent of any other person.

2.3 No person has any right to require, at any time, the transfer, creation, issue or allotment of any share, loan capital or other securities of the Company (or any rights or interest in them), and neither the Seller, nor the Company has agreed to confer any such rights, and no person has claimed any such rights.

2.4 No Encumbrance has been granted to any person or otherwise exists affecting:

(a) the Shares; or

(b) any unissued shares, debentures or other unissued securities of the Company.

No commitment to create any such Encumbrance has been given, nor has any person claimed any right to such an Encumbrance.

2.5 The Company:

(a) does not hold or beneficially own, and has not agreed to acquire, any shares, loan capital or any other securities in any company;

(b) has not at any time had any subsidiaries or subsidiary undertakings;

(c) is not, or has not agreed to become, a member of any limited liability partnership, partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations);

(d) does not control or does not take part in the management of any company or business organisation, nor has it agreed to do so; or

(e) does not have any branch or permanent establishment outside Malta.

2.6 The Company has not at any time:

(a) purchased, redeemed, reduced, forfeited or repaid any of its own share capital;

(b) given any financial assistance in contravention of any applicable law or regulation; or

(c) allotted or issued any securities that are convertible into shares.

2.7 No shares in the capital of the Company have been issued, and no transfer of any such shares has been registered, except in accordance with all applicable laws and the memorandum and articles of association of the Company and all such transfers have been duly stamped (where applicable).

3. **CONSTITUTIONAL AND CORPORATE DOCUMENTS**

3.1 Copies of the memorandum and articles of association (or other constitutional and corporate documents) of the Company have been Disclosed. Such copy documents:

(a) are true, accurate and complete in all respects;

(b) have attached to them copies of all resolutions and agreements required by applicable law to be so attached; and

(c) fully set out all the rights and restrictions attaching to each class of shares in the capital of the Company.

3.2 The register of members, register of directors, register of beneficial owners and all other statutory books and registers of the Company:

(a) have been properly kept in accordance with all applicable laws;

(b) are correctly written up to date; and

(c) contain a true, complete and accurate record of all matters and information which should be contained in them.

No notice or allegation has been received that any such registers or books are incorrect or should be rectified.

3.3 In relation to its register of beneficial owners, the Company has at all times complied with its duties under the Companies Act (Register of Beneficial Owners) Regulations (Subsidiary Legislation 386.19, Laws of Malta).

3.4 All returns, particulars, resolutions and other documents that the Company is required by law to file with, or deliver to, any authority in any jurisdiction (including, in particular, the Registrar of Companies in Malta) have been correctly made up and duly filed or delivered.

3.5 All dividends or distributions declared, made or paid by the Company have been declared, made or paid in accordance with its memorandum and articles of association, all applicable laws and regulations and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

3.6 All deeds and documents belonging to the Company, or to which it is a party, are in the possession of the Company.

4. **INFORMATION**

4.1 All information regarding the Company included in this Agreement is true, accurate, complete and not misleading.

4.2 All information contained in the Disclosures is true, accurate, complete and not misleading.

4.3 To the best of the Seller's knowledge, there is no information that has not been Disclosed which, if Disclosed, might reasonably be expected to affect the willingness of the Buyer to enter into the Transaction on the terms of this Agreement.

5. **COMPLIANCE WITH LAWS**

5.1 The Company has at all times conducted its business in accordance with, and has acted in compliance with all applicable laws and regulations of any relevant jurisdiction.

5.2 The Company has not, nor has any of its directors or employees (current or past), been convicted of an offence in relation to the business or affairs of the Company.

6. **LICENCES AND CONSENTS**

6.1 The Company holds all licences (including the Gambling Licenses), consents, permits and authorities necessary to carry on its business in the places and in the manner in which it is carried on at the date of this Agreement ("**Consents**"). Details of the Consents and copies of all related documentation have been Disclosed.

6.2 Except as Disclosed, each of the Consents is valid and subsisting, and the Company is not in breach of and has at all times been in compliance in all material respects with the terms or conditions of the Consents (or any of them), nor have the Seller or the Company received any written notice or other written communication regarding any actual or possible violation of or failure to comply with any term or requirement of any of the Consents or any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any of the Consents.

6.3 To the best of its knowledge, there is no reason why any of the Consents may be revoked, suspended or cancelled (in whole or in part), or may not be renewed on the same terms.

6.4 There are no pending and, to the knowledge of Seller, there have not been any threatened claims or investigations or potential violations, or other actions, conditions or circumstances giving rise to any future claims or investigations of potential violations, of Applicable Law on the Company or related in any way to the Consents (including, but not limited to, the Gambling Licenses).

7. **POWERS OF ATTORNEY AND POWER TO BIND**

7.1 Upon Completion, there will be no powers of attorney granted by the Company that are in force.

7.2 Except as Disclosed, no person is entitled or authorised in any capacity to bind or commit the Company to any obligation outside the ordinary course of the Business.

8. **DISPUTES AND INVESTIGATIONS**

8.1 The Company is not engaged or involved in, or otherwise subject to any of the following matters (such matters being referred to in this paragraph as "Proceedings"):

(a) any litigation or administrative, mediation, arbitration or other proceedings, or any claims, actions or hearings before any court, tribunal or any governmental, regulatory or similar body, or any department, board or agency (except for debt collection in the normal course of business); or

(b) any dispute with, or any investigation, inquiry or enforcement proceedings by, any governmental, regulatory or similar body or agency in any jurisdiction.

8.2 No Proceedings have been threatened or are pending by or against the Company and there are no circumstances likely to give rise to any such Proceedings.

8.3 The Company:

(a) is not affected by any subsisting or pending judgment, order or other decision or ruling of a court, tribunal or arbitrator, or of any governmental, regulatory or similar body or agency in any jurisdiction; or

(b) has not given to any court, tribunal or arbitrator, or any governmental, regulatory or similar body or agency in any jurisdiction, or to any other third party a subsisting undertaking arising out of, or in connection with, any Proceedings.

9. **SERVICES**

9.1 The Company has not supplied any services that were at the time they were supplied did not or currently do not comply with any warranties or representations expressly made by the Company in connection with such services or with any laws or regulations applicable to such services.

9.2 There are no material disputes between the Company and any of their respective customers, clients or any other third parties in connection with any products or services sold or supplied by the Company.

10. CONTRACTS

10.1 Except as Disclosed (including without limitation in the Material Contracts), the Company is not a party to, or otherwise subject to any agreement, arrangement, understanding or commitment which:

(a) is a Material Contract;

(b) is of an unusual or exceptional nature;

(c) is not in the ordinary and usual course of the Business;

(d) may be terminated as a result of a change of Control of the Company;

(e) involves agency or distributorship;

(f) involves partnership, joint venture, consortium, joint development, shareholder or similar arrangements;

(g) involves the grant of any sole or exclusive rights by or to the Company

(h) cannot be readily fulfilled or performed by the Company on time and without undue or unusual expenditure of money and effort;

(i) involves or is likely to involve an aggregate consideration payable by or to the Company in excess of five thousand euro (€5,000);

(j) requires the Company to pay any commission, finder's fee, royalty or the like;

(k) is for the supply of services by or to the Company on terms under which retrospective or future discounts, price reductions or other financial incentives are given;

(l) is not on arm's-length terms;

(m) is a finance lease, hire purchase, rental or credit sale agreement or which otherwise provides for the purchase or right to purchase any asset by instalment payments; or

(n) involves other obligations or liabilities that ought reasonably to be made known to the Buyer.

10.2 There are no outstanding or ongoing negotiations of material importance to the business, profits or assets of the Company or any outstanding quotations or tenders for a contract that, if accepted, would give rise to a Material Contract, or a contract of any other type as referred to in paragraph 10.1 of this Schedule 5.

10.3 Each Material Contract is in full force and effect and binding on the parties to it.

10.4 Except as Disclosed, neither the Company, nor any counterparty is (or, to the extent under the control of the Company, will, with the lapse of time during the Interim Period, be) in default of:

(a) Material Contract; or

(b) other agreement, arrangement, undertaking or commitment a default of which would be material having regard to the trading, profits or financial position of the Company.

No such default has been threatened, and there are no facts or circumstances likely to give rise to any such default.

10.5 Except as Disclosed, no notice of termination of a Material Contract has been received or served by the Company, and there are no grounds for the termination, rescission, avoidance, repudiation or a material change in the terms of any such contract.

11. TRANSACTIONS WITH THE SELLER AND SELLER'S INTERESTS

11.1 There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Company and any of the following:

(a) the Seller, or any other member of the Seller's Group; or

(b) a Director, or a director of any other member of the Seller's Group (or a person connected with any of them).

11.2 Neither the Seller, nor any member of the Seller's Group, is entitled to a claim of any nature against the Company, or has assigned to any person the benefit of any such claim.

12. FINANCE AND GUARANTEES

12.1 The Disclosures contain full particulars of all:

(a) money borrowed by the Company; and

(b) loans, overdrafts or other financial facilities currently outstanding or available to the Company ("**Financial Facilities**"), including copies of all documents relating to such Financial Facilities.

12.2 Except as Disclosed, no indebtedness of the Company is due and payable and no Encumbrance over any of the Assets is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise.

12.3 Except as Disclosed, the Company has not received any formal demand (whose terms have not been fully complied with or carried out) from any creditor requiring any payment to be made in respect of any indebtedness (whether arising pursuant to the Financial Facilities or otherwise), or intimating the enforcement of any Encumbrance which it holds over the Assets.

12.4 Except as Disclosed, no Encumbrance, guarantee, indemnity or other similar security arrangement has been given or entered into (or agreed to be given or entered into) by the Company or any third party in respect of the borrowings or other obligations of the Company (whether arising pursuant to the Financial Facilities or otherwise).

12.5 The Company has not given or entered into, (or agreed to give or enter into) any Encumbrance, guarantee, indemnity or other similar security arrangement in respect of the indebtedness of, or the default in the performance of any obligation by, any other person.

12.6 The Company has no outstanding loan capital, or has not lent any money that has not been repaid, and there are no debts owing to the Company other than debts that have arisen in the normal course of the Business.

12.7 The debts owing to the Company as reflected in the Accounts, and all debts subsequently recorded in the books of the Company:

(a) have been realised, or will within three months after the date of this Agreement realise in cash their full amount as included in those Accounts or books;

(b) have not been outstanding (in whole or in part) for more than two months from its due date for payment; and

(c) are not subject to any right of set-off or counterclaim.

12.8 Particulars of the balances of all the bank accounts of the Company showing the position as at the day immediately preceding the date of this Agreement, have been Disclosed and the Company does not have any other bank account. Since the date of those particulars, there have been no payments out of those bank accounts other than routine payments in the ordinary course of the Business.

13. LIABILITIES

13.1 The Company does not have any liabilities (including contingent liabilities) other than as disclosed in the latest Accounts or incurred in the ordinary and proper course of the Business since the date of the latest Accounts.

13.2 No sum is owing by the Company to its auditors, solicitors or other professional advisers, and no accrual ought properly be made by it in respect of any such sum.

14. EFFECT OF THE TRANSACTION

14.1 Except as may be set out in any Material Agreement Disclosed, neither the acquisition of the Shares by the Buyer, nor compliance with the terms of this Agreement will:

(a) cause the Company to lose the benefit of any asset, right or privilege it presently enjoys;

(b) relieve any person of any obligation to the Company (whether contractual or otherwise), or enable any person to determine any such obligation or any right or benefit enjoyed by the Company, or to exercise any other right in respect of the Company;

(c) result in any customer, client or supplier being entitled to cease dealing with the Company, or reducing its level of business, or changing the terms on which it deals, with the Company;

(d) result in the loss or impairment of, or any default under, any licence, authorisation or consent required by the Company for the purposes of the Business (except that where consent may be required by a licensing authority, it is acknowledged that such consent may be granted or withheld at the discretion of such authority);

(e) save as expressly provided for in this Agreement, result in any officer or senior Employee leaving the Company other than voluntarily;

(f) result in the creation, imposition, crystallisation or enforcement of any Encumbrance on any of the Assets;

(g) result in any present or future indebtedness of the Company becoming due and payable or capable of being declared due and payable prior to its stated maturity date, or cause any Financial Facility to be terminated or withdrawn;

(h) entitle any person to receive from the Company any finder's fee, brokerage or other commission in connection with the Transaction;

(i) give rise to, or cause to become exercisable, any right of pre-emption over the Shares; or

(j) entitle any person to acquire, or affect the entitlement of any person to acquire, shares in the Company.

15. INSOLVENCY

15.1 No step has been taken in any applicable jurisdiction to initiate any process by or under which:

(a) the ability of the creditors of the Company to take any action to enforce their debts is suspended, restricted or prevented;

(b) some or all of the creditors of the Company accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums, or make any other compromise or arrangement with the Company, with a view to preventing the dissolution of the Company;

(c) some or all of the creditors of the Company accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the Company;

(d) a person is appointed to manage the affairs, business and assets of the Company on behalf of their creditors; or

(e) the holder of a charge over any of the Assets is appointed to control the business and/or any assets of the Company.

15.2 In relation to the Company:

(a) no administrator and/or liquidator has been appointed; and

(b) no documents have been filed with the court for the appointment of an administrator and/or liquidator.

15.3 No process has been initiated which could lead to the Company being dissolved and its assets being distributed among their creditors, shareholders or other contributors.

15.4 No distress, execution or other process has been levied or enforced on, and no creditor or encumbrancer has taken control of, any assets of the Company.

16. ACCOUNTS

The Accounts give a true and fair view of the assets, liabilities, financial position and profits and losses of the Company as at the date and in respect of the period to which they relate and have been prepared in accordance with generally accepted accounting principles and practice in Malta.

17. CHANGES SINCE THE ACCOUNTS DATE

Since the end of the period covered by the latest Accounts:

17.1 the Company has conducted the Business in the normal course and as a going concern;

17.2 there has been no material adverse change in the turnover, financial position or prospects of the Company;

17.3 the Company has not issued or agreed to issue any share or loan capital;

17.4 no dividend or other distribution of profits or assets has been, or agreed to be, declared, made or paid by the Company;

17.5 the Company has not borrowed or raised any money or given or taken any form of financial security;

17.6 no capital expenditure has been incurred on any individual item by the Company in excess of five thousand euro (€5,000) and the Company has not acquired, invested or disposed of (or agreed to acquire, invest or dispose of) any individual item in excess of five thousand euro (€5,000);

17.7 no shareholder resolutions of the Company have been passed other than as routine business at the annual general meeting;

17.8 any amounts owing by the Company which have been outstanding for more than thirty (30) days have been Disclosed; and

17.9 there has been no reduction in the value of the net assets of the Company determined in accordance with the same accounting principles and policies as those applied in the Accounts (and on the basis that each of the assets is valued at a figure no greater than the value attributed to it in the Accounts or, in the case of any of the assets acquired by the Company after the end of the period covered by the latest Accounts, at a figure no greater than cost).

18. FINANCIAL AND OTHER RECORDS

18.1 All financial and other records of the Company which are controlled by the Company (and not by Bethard Group) ("**Records**"):

(a) have been properly prepared and maintained;

(b) constitute an accurate record of all matters required by law to appear in them, and in the case of the accounting records, comply with the requirements of the Companies Act;

(c) to the best of the Seller's knowledge, do not contain any material inaccuracies or discrepancies; and

(d) are in the possession of the Company.

18.2 No notice has been received or allegation made that any of the Records are incorrect or should be rectified.

18.3 To the extent that any of the Records are maintained or stored electronically:

(a) either the Company is the owner of any hardware and software required to access, maintain, copy and use such Records, and such ownership is not shared with any other person; or

(b) such Records are adequately backed-up.

19. ASSETS

19.1 The Assets are:

(a) legally and beneficially owned by the Company and the relevant owner has good and marketable title to such assets;

(b) not the subject of any lease, lease hire agreement, hire purchase agreement or agreement for payment on deferred terms, or any licence or factoring arrangement; and

(c) in the possession and control of the Company.

19.2 Except as Disclosed, none of the Assets, undertaking or goodwill of the Company is subject to an Encumbrance or any agreement or commitment to create an Encumbrance, and no person has claimed to be entitled to create such an Encumbrance.

19.3 The Assets comprise all the assets necessary for the continuation of the Business as it is carried on at the date of this Agreement.

20. INTELLECTUAL PROPERTY

20.1 The Company is the sole legal and beneficial owner of all Target IP, free from all Encumbrances (and has not licensed or agreed to license its Intellectual Property Rights to, or otherwise permitted the use of any of its Intellectual Property Rights by, any other person).

20.2 The Target IP is valid, subsisting and enforceable and nothing has been done, or not been done, as a result of which any of them has ceased or might cease to be valid, subsisting or enforceable. In particular:

(a) all application and renewal fees and other steps required for the maintenance or protection of such rights have been paid on time or taken;

(b) all confidential information (including know-how and trade secrets) owned or used by the Company has been kept confidential and has not been disclosed to third parties (other than parties who have signed written confidentiality undertakings in respect of such information, details of which are set out in the Disclosures);

(c) to the best of the Seller's knowledge, no mark, trade name or domain name identical or similar to any such rights has been registered, or is being used by any person in the same or a similar business to that of the Company, in any country in which the Company has registered or is using that mark, trade name or domain name;

(d) to the best of the Seller's knowledge, nothing has been done, or not been done, which might render any registered trademark owned or used by the Company liable to be revoked or declared invalid;

(e) to the best of the Seller's knowledge, there are no outstanding or potential claims against the Company under any contract or under any applicable law for employee compensation in respect of any Target IP; and

(f) there are and have been no oppositions, claims, challenges, disputes or proceedings, pending or threatened, in relation to the ownership, validity or use of such rights.

20.3 Nothing is due to be done within ninety (90) days of the date of this Agreement the omission of which would jeopardise the maintenance or prosecution of any of the Target IP which is registered or the subject of an application for registration.

20.4 To the best of the Seller's knowledge, there is and has been no unauthorised use, misappropriation or infringement by any third party of any of the Target IP, nor any third-party breach of confidence, passing off or actionable act of unfair competition in relation to the Business and Assets of the Company, and no action is current or anticipated.

20.5 Save for any consents or authorisations of any Gaming Authorities required for the completion of the Transaction, a change of control of the Company, or any other transaction contemplated under this Agreement, will not result in the termination of, or trigger a payment in respect of, or otherwise materially affect, any of the Target IP.

20.6 The activities of the Company have not:

(a) to the best of the Seller's knowledge, infringed, do not infringe and are not likely to infringe the Intellectual Property Rights of any third party;

(b) to the best of the Seller's knowledge, constituted, do not constitute and are not likely to constitute any breach of confidence, passing off or actionable act of unfair competition; or

(c) given and do not give rise to any obligation to pay any royalty, fee, compensation or any other sum whatsoever.

21. DATA PROTECTION AND PRIVACY

21.1 The Company has all times complied with the Data Protection Laws in all respects.

21.2 The Company has:

(a) introduced and applied appropriate data protection policies and procedures concerning the collection, use, storage, retention and security of Personal Data (details of which are included in the Disclosures), and implemented regular staff training, use testing, audits or other documented mechanisms to ensure and monitor compliance with such policies and procedures;

(b) appointed a data protection officer if required to do so under the Data Protection Laws, and details of such appointment are set out in the Disclosures;

(c) maintained complete, accurate and up to date records of all their Personal Data processing activities as required by the Data Protection Laws, copies of which are included in the Disclosures;

(d) carried out and maintained complete, accurate and up to date records of, all data protection impact assessments required by the Data Protection Laws;

(e) issued appropriate privacy notices to data subjects which comply with all applicable requirements of the Data Protection Laws;

(f) implemented appropriate technical and organisational measures to protect against the unauthorised or unlawful processing of, or accidental loss or damage to, any Personal Data processed by the Company or the Processors, and ensure a level of security appropriate to the risk represented by the processing and the nature of the Personal Data to be protected; and

(g) put in place an adequate data breach response plan (including maintaining a record of personal data breaches) that enables the Company and the Processors to comply with the related requirements of the Data Protection Laws, details of which are set out in the Disclosures.

21.3 The Company has:

(a) undertaken appropriate due diligence on any Processors; and

(b) an agreement in place with each Processor (copies of which have been provided to the Buyer during the due diligence process preceding this Agreement) which incorporates the terms stipulated by article 28 of the GDPR and complies with all other applicable requirements of the Data Protection Laws.

21.4 The Company has complied with all applicable requirements under the Data Protection Laws relating to the disclosure or transfer of Personal Data outside Malta.

21.5 The Company has complied with all data subject requests, including any requests for access to Personal Data, the cessation of specified processing activities or the rectification or erasure of any Personal Data, in each case in accordance with the requirements of the Data Protection Laws, and there are no such requests outstanding at the date of this Agreement.

21.6 Neither the Company, nor any of the Processors have, in the period of fifteen (15) months preceding the date of this Agreement, suffered any breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to any Personal Data, and each of the Company, and the Processors have passed all regulatory audits to which they have been subject.

21.7 The Company has not, in the period of fifteen (15) months preceding the date of this Agreement received any:

(a) notice, request, correspondence or other communication from any Data Protection Authority, or been subject to any enforcement action (including any fines or other sanctions), in each case relating to a breach or alleged breach of their obligations under the Data Protection Laws; or

(b) claim, complaint, correspondence or other communication from a data subject or any other person claiming a right to compensation under the Data Protection Laws, or alleging any breach of the Data Protection Laws, and, so far as the Sellers are aware, there is no fact or circumstance that may lead to any such notice, request, correspondence, communication, claim, complaint or enforcement action.

and, so far as the Seller is aware, there is no fact or circumstance that may lead to any such notice, request correspondence, communication, claim, complaint or enforcement action.

21.8 The Company has duly complied with all applicable notification or registration obligations and paid the appropriate level of fees or charges in respect of their processing activities, in each case as required by the Data Protection Laws.

21.9 The Company has obtained valid consents in respect of their mailing lists which are no older than one (1) year and have complied with any data subject opt-out requests.

22. EMPLOYMENT

22.1 The Company has at all times complied with the Employment Laws in all respects.

22.2 The complete employment agreements of all Employees and Contractors have been disclosed to the Buyer, and those agreements accurately and fully reflect all of the terms and conditions between the Employees, Contractors and the Company.

22.3 No notice or discussion to terminate the contract of any Employee (whether given by the Company or by the Employee) is pending, outstanding or threatened.

22.4 There is no dispute under any Employment Laws between the Company and any current or former Employee and/or Contractor.

22.5 Every Employee who requires permission to work in Malta has current and appropriate permission to work in Malta.

22.6 The Company has in all material respects complied with all applicable Maltese law as well as all legal and contractual obligations and undertakings, including any provisions thereof relating to wages, fees, working hours, the payment of social security and similar taxes, equal employment opportunity, employment discrimination and employment safety, towards its current and former directors, officers, Contractors, managers and Employees of the Company.

22.7 The Company is not bound by any collective bargaining agreement or the foreign equivalent.

22.8 No consultant or independent contractor that is or has been engaged by the Company is from an Employment Law point of view deemed an employee of the Company.

22.9 No offer of employment or engagement has been made by the Company that has not yet been accepted, or that has been accepted but where the employment or engagement has not yet started.

22.10 The completion of the Transaction will not entitle any Contractor, Director, officer or Employee of the Company to terminate their employment or receive any payment or other benefit.

22.11 All contracts between the Company and their Contractors, Directors or Employees comply with any relevant requirements of Maltese law.

22.12 All the Directors of the Company may be removed in accordance with article 140 of the Companies Act and no compensation or damages are payable to such Directors in terms of any directorship service agreement or appointment letter or otherwise.

22.13 The Company is not a party to, bound by or proposing to introduce in respect of any of its Employees any redundancy payment scheme in addition to statutory redundancy pay.

22.14 There are no cash incentive schemes, arrangements (including any commission, profit sharing or bonus scheme) or other benefit (including share options or phantom share options) established by the Company, any shareholder of the Company or any other person, in which any Director or former director of the Company, or any Employee (or any of their respective associates or nominees) or former employee (or any of their respective associates or nominees), Contractor or former contractor (or any of their respective associates or nominees) participates or has participated.

22.15 The Company is not a party to, bound by or proposing to introduce for the benefit of any Directors, Employees (or any of their respective associates or nominees) or former directors, or former employees (or any of their respective associates or nominees), Contractor or former contractor (or any of their respective associates or nominees) any cash incentive scheme or arrangement (including any commission, profit sharing or bonus scheme) or other benefit (including share options or phantom share options).

22.16 The Company has not incurred any actual or contingent liability in connection with any termination of employment of its Employees (including redundancy payments) or breach of employment conditions or for failure to comply with any order for the reinstatement or re-engagement of any Employee.

22.17 The Company has no liability for failure to provide information or to consult with Employees or former employees under any Employment Laws.

22.18 The Company has not made or agreed to make a payment or provided or agreed to provide a benefit to any Contractor or former contractor, Director, officer, Employee, or former director, officer, Employee or to their dependants in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

22.19 The Company is not involved in any material industrial or trade dispute or negotiation regarding a claim with any trade union and there is nothing likely to give rise to such a dispute or claim.

22.20 The Company has not:

(a) in the last fifteen (15) months, altered any of the terms of employment or engagement of any Employee or Contractor; or

(b) offered, promised or agreed to any future variation in the terms of employment or engagement of any Employee or Contractor.

22.21 The Company has not transferred or agreed to transfer any Employee or Contractor from working for the Company or induced any Employee or Contractor to resign from their employment or engagement with the Company.

22.22 There are no sums owing by the Company to any current or former Employee other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year.

22.23 There are no sums owing by the Company to any current or former Contractor.

22.24 The Company has afforded all Employees the right to paid holiday under Organisation of Working Time Regulations (Subsidiary Legislation 452.87, Laws of Malta) and have not deterred or prevented any Employee from taking such holiday whether or not requested.

22.25 There are no loans by the Company to any current or former director or Employee or Contractor.

22.26 The Seller warrants that it has provided:

(a) anonymised copies of all contracts, contractor agreements, handbooks, policies and other documents that apply to any Employee; and

(b) details of any unwritten agreements or arrangements that may affect any Employee.

22.27 In respect of each Employee, director, former employee or former director, Contractor or former Contractor, the Company has:

(a) performed all obligations and duties they are required to perform (and settled all outstanding claims), whether or not legally binding and whether arising under contract, statute, under any treaties (including the Treaty on the Functioning of the European Union), the laws of the European Union or otherwise;

(b) maintained adequate, suitable and up-to-date records.

22.28 No Employee is subject to a current disciplinary warning or procedure.

22.29 There are no other shares, securities or interests in the Company held by or for any current, former or proposed employee or director or contractor of the Company.

22.30 There are no employee benefit trusts, family benefit trusts or similar arrangements, private pensions or life insurance schemes, or other similar benefits established by the Company under which any current or former employee or director of the Company may benefit in any form.

23. PROPERTY

The Company does not own or lease, nor has it owned or leased, any real property.

24. COMPETITION

24.1 The Company is not or has not been engaged in any agreement, arrangement, practices or conduct which involves or constitutes an infringement of the Competition Laws, and none of their respective directors, officers or employees is or has been engaged in any activity involving or constituting an offence or infringement under the Competition Laws.

24.2 Neither the Company, nor any of its respective directors, officers or employees, is the subject of any investigation, inquiry or proceedings by any government body, agency, authority or court (including, but not limited to, the Maltese Office for Competition and the European Commission) in connection with any actual or alleged infringement of the Competition Laws.

24.3 No such investigation, inquiry or proceedings as referred to in paragraph 24.2 of this Schedule 5 have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

24.4 The Company is not affected by any existing or pending decisions, judgments, orders or rulings of any government body, agency, authority or court responsible for enforcing any of the Competition Laws (including, but not limited to, the Maltese Office for Competition and the European Commission) nor have they given any undertakings or commitments to any such body, agency, authority or court which affect the conduct of the Business.

24.5 The Company is not receiving or has received any payment, guarantee, financial assistance or other aid from any government or state body which was not, but should have been, notified to the European Commission under Article 108 of the Treaty on the Functioning of the European Union for decision declaring such aid to be compatible with the internal market.

25. TAX

25.1 Except as Disclosed, the Company has duly and timely filed with the appropriate tax authorities all tax returns and reports required to be filed in relation to the Company, and such returns and reports have in all respects been prepared in accordance with applicable law and accurately contain all information required to be contained therein and all such information is complete and correct.

25.2 Except as Disclosed, all taxes assessed against and due by the Company up until the Completion Date have been or shall be fully paid by the Company. The Company has no liability for the Taxes of any other party up until the Completion Date.

25.3 There are no pending or, to the knowledge of Seller, threatened, audits, inquiries, assessments or other actions for or relating to any liability in respect of Taxes of the Company. To the knowledge of Seller, there are no matters under discussion with any Tax authority with respect to Taxes that are likely to result in an additional liability for Taxes with respect to the Company.

25.4 There are no Encumbrances for Taxes upon any property or asset of the Company.

Schedule 6. Domain Names

Bethard

bethard.ae
BETHARD.BE
BETHARD.CASINO
BETHARD.CH
BETHARD.CO.UK
BETHARD.COM
BETHARD.CZ
BETHARD.DE
bethard.dk
bethard.ee
bethard.fi
bethard.fr
bethard.hk
bethard.ie
BETHARD.IT
bethard.jp
bethard.lu
BETHARD.ME
bethard.mobi
BETHARD.NL
bethard.no
BETHARD.PL
BETHARD.SE
bethard.shop
bethard.social
bethard.support
bethard.uk
bethard.xyz
bethardcasino.at
bethardcasino.be
bethardcasino.ch
bethardcasino.co.uk
bethard-casino.co.uk
bethardcasino.com
bethard-casino.com
bethardcasino.de
bethardcasino.dk
bethardcasino.eu
bethardcasino.fi
bethardcasino.info
bethardcasino.net
bethardcasino.no
bethardcasino.nu
bethardcasino.online
bethardcasino.org
bethardcommunity.com
BETHARDGROUP.COM
bethardgroupaffiliates.com
bethardlife.com
bethardsociety.com
betharduniverse.com
bethard.es

Fastbet

fastbet.com
fastbet.fi

Betive

betive.com
betive.co.uk
betive.fi
betive.se
betivepartner.com

Schedule 7. Gambling Licenses

Casino / Lotteries	Type 1	Malta	MGA/B2C/908/2021
Fixed Odds Betting (Sports)	Type 2	Malta	MGA/B2C/908/2021
Controlled Skill Games	Type 4	Malta	MGA/B2C/908/2021
Betting	N/A	Sweden	21Si1876
Casino	N/A	Sweden	21Si1876
Betting	N/A	Ireland	1018155

Schedule 8. Known Liabilities

Entity by which amounts are due	Invoice No.	Vendor	Invoice Date	Due Date	Amount of Invoice (EUR)
Company	14	A. TAL SEGAL LTD	01 Nov 2022	01 Dec 2022	5,587
Company	15	A. TAL SEGAL LTD	01 Dec 2022	01 Dec 2022	3,397
Company	16	A. TAL SEGAL LTD	01 Jan 2023	01 Feb 2023	3,275
Company	17	A. TAL SEGAL LTD	01 Feb 2023	01 Mar 2023	4,323
Company	6DCBF43E-0024	Abios Gaming AB	08 Nov 2022	08 Dec 2022	1,500
Company	6DCBF43E-0025	Abios Gaming AB	04 Dec 2022	02 Jan 2023	1,500
Company	6DCBF43E-0026	Abios Gaming AB	04 Jan 2023	02 Feb 2023	1,500
Company	220049	Adagio Consultoria Tecnologica S.L	01 Oct 2022	01 Nov 2022	1,560
Company	19365	Adwin AB	31 Oct 2022	30 Nov 2022	11,540
Company	19368	Adwin AB	30 Nov 2022	30 Dec 2022	9,150
Company	19401	Adwin AB	31 Dec 2022	30 Jan 2023	12,089
Company	202247	Affilinorth Ltd	07 Nov 2022	21 Nov 2022	358

Company	118133	Alexander Toftesund	01 Nov 2022	01 Dec 2022	248
Company	199	andmath AB	11 Jan 2023	31 Jan 2023	1,008
Company	173	Askeo Media AB	21 Dec 2022	20 Jan 2023	689
Company	12-102022	Aviate Leads Ltd	07 Nov 2022	22 Nov 2022	575
Company	75-112022	Aviate Leads Ltd	18 Dec 2022	02 Jan 2023	284
Company	43-122022	Aviate Leads	11 Jan 2023	26 Jan 2023	488
Company	1953	Baltic Revenue OU	05 Nov 2022	12 Nov 2022	107
Company	1989	Baltic Revenue OU	02 Dec 2022	09 Dec 2022	127
Company	BAS221100021	BetMedia Soluciones S.L	07 Nov 2022	25 Nov 2022	53
Company	BAS221200038	BetMedia Soluciones S.L	13 Dec 2022	25 Dec 2022	86
Company	202210121	Betsmart AB	10 Jan 2023	09 Feb 2023	725
Company	119269	Better Collective A/S	01 Dec 2022	31 Dec 2022	10,432
Company	106268	Better Collective A/S	01 Dec 2022	31 Dec 2022	14,027
Company	107139	Better Collective A/S	01 Dec 2022	31 Oct 2022	222
Company	119924	Better Collective A/S	01 Jan 2023	31 Jan 2023	3,489

Company	106339	Better Collective A/S	01 Jan 2023	31 Jan 2023	6,330
Company	107280	Better Collective A/S	01 Jan 2023	31 Jan 2023	190
Company	INV22-2391	Blue Window Limited	31 Dec 2022	31 Dec 2022	2,351
Company	12371	Brimondo AB	29 Jun 2022	29 Jul 2022	400
Company	2303	BTD Consulting Uppsala AB	31 Jan 2023	01 Mar 2023	2,640
Company	INV-1677	Buen Paso Media T/A Leon Digital Marketing	04 Jan 2023	31 Jan 2023	175
Company	INV-13882	Cashcow Ltd	31 Dec 2022	30 Jan 2023	447
Company	6	Casinovelgeren	29 Nov 2022	13 Dec 2022	1,800
Company	SIN000837	CATENA PUBLISHING LIMITED	28 Oct 2022	27 Nov 2022	103
Company	SIN000912	CATENA PUBLISHING LIMITED	28 Oct 2022	27 Nov 2022	195
Company	SIN001849	CATENA PUBLISHING LIMITED	29 Nov 2022	29 Dec 2022	215
Company	SIN216434	Catena Operations Ltd	28 Oct 2022	27 Nov 2022	398
Company	SIN216453	Catena Operations Ltd	28 Oct 2022	27 Nov 2022	5
Company	SIN216474	Catena Operations Ltd	28 Oct 2022	27 Nov 2022	1
Company	SIN216945	Catena Operations Ltd	28 Oct 2022	27 Nov 2022	190

Company	SIN217078	Catena Operations Ltd	28 Oct 2022	27 Nov 2022	167
Company	SIN217208	Catena Operations Ltd	28 Oct 2022	27 Nov 2022	105
Company	SIN218625	Catena Operations Ltd	29 Nov 2022	29 Dec 2022	263
Company	SIN218692	Catena Operations Ltd	29 Nov 2022	29 Dec 2022	589
Company	SIN218940	Catena Operations Ltd	29 Nov 2022	29 Dec 2022	51
Company	SIN218941	Catena Operations Ltd	29 Nov 2022	29 Dec 2022	2
Company	SIN219057	Catena Operations Ltd	29 Nov 2022	29 Dec 2022	15
Company	22-Nov	Constant Leads AB	03 Nov 2022	13 Nov 2022	1,508
Company	1598	Constant Leads AB	03 Jan 2023	13 Jan 2023	1,863
Company	9172	Contact Advisory Services Limited	30 Sep 2022	29 Oct 2022	1,180
Company	9259	Contact Advisory Services Limited	31 Oct 2022	30 Nov 2022	71
Company	34	Crucial Ottz Limited	04 Nov 2022	04 Dec 2022	590
Company	43	Crucial Ottz Limited	06 Dec 2022	05 Jan 2023	1,085
Company	44	Crucial Ottz Limited	06 Dec 2022	26 Dec 2022	2,552
Company	52	Crucial Ottz Limited	02 Jan 2023	22 Jan 2023	2,646

Company	64	Crucial Ottz Limited	01 Feb 2023	03 Mar 2023	3,114
Company	CIV00026348	Cyan Blue Odds Limited T/A Oddschecker	14 Nov 2022	14 Dec 2022	122
Company	CIV00026349	Cyan Blue Odds Limited T/A Oddschecker	14 Nov 2022	14 Dec 2022	220
Company	INV-5424	Dreamlead Ltd	12 Dec 2022	26 Dec 2022	149
Company	INV-5649	Dreamlead Ltd	09 Jan 2023	23 Jan 2023	144
Company	INV-0289	EM Media Ltd	01 Jan 2023	22 Jan 2023	2,077
Company	864	Epicorns SL	05 Dec 2022	04 Jan 2023	417
Company	EGML05932	Evolution Gaming Malta Ltd	15 Dec 2022	30 Dec 2022	16,193
Company	MB02600404	Evolution Gaming Malta Ltd	31 Dec 2022	23 Jan 2023	30,474
Company	EGML07078	Evolution Gaming Malta Ltd	12 Jan 2023	27 Jan 2023	9,963
Company	EGML06000	Evolution Gaming Malta Ltd - Red Tiger	31 Dec 2022	30 Jan 2023	412
Company	RFP 162/2022	Evolution Malta Limited	04 Jan 2023		15,000
Company	NOV22N038	Evora International Ltd	12 Dec 2022	12 Jan 2023	728
Company	NOV22N039	Evora International Ltd	12 Dec 2022	12 Jan 2023	68
Company	NOV22N040	Evora International Ltd	12 Dec 2022	12 Jan 2023	3

Company	NOV22N041	Evora International Ltd	12 Dec 2022	12 Jan 2023	288
Company	DEC22N051	Evora International Ltd	12 Jan 2023	12 Feb 2023	753
Company	DEC22N052	Evora International Ltd	12 Jan 2023	12 Feb 2023	72
Company	DEC22N053	Evora International Ltd	12 Jan 2023	12 Jan 2023	260
Company	3005	Fanbet Media OU	05 Jan 2023	19 Jan 2023	1,669
Company	INV-0887	Flamingo Media Ltd	08 Nov 2022	22 Nov 2022	2,832
Company	INV-0931	Flamingo Media Ltd	05 Dec 2022	19 Dec 2022	4,238
Company	INV-0970	Flamingo Media Ltd	06 Jan 2023	20 Jan 2023	2,165
Company	22256	Funko International AB	31 Oct 2022	30 Nov 2022	2,707
Company	22255	Funko International AB	31 Oct 2022	30 Nov 2022	972
Company	22339	Funko International AB	30 Nov 2022	30 Dec 2022	3,129
Company	22378	Funko International AB	31 Dec 2022	30 Jan 2023	955
Company	22398	Funko International AB	31 Dec 2022	30 Jan 2023	902
Company	12 (replacing inv 4)	Gamblingportalen	01 Nov 2022	01 Dec 2022	1,016
Company	20885	Game Lounge Limited	12 Dec 2022	27 Dec 2022	7,311

Company	21341	Game Lounge Limited	09 Jan 2023	24 Jan 2023	10,041
Company	GDC/IE/8080	GDC Media Ltd	30 Nov 2022	30 Dec 2022	5,627
Company	GDC/IE/8667	GDC Media Ltd	23 Dec 2022	22 Jan 2023	4,048
Company	GDC/IE/8668	GDC Media Ltd	23 Dec 2022	22 Jan 2023	38
Company	GDC/IE/9150	GDC Media Ltd	31 Dec 2022	30 Jan 2023	1,543
Company	0260-22	Global Gaming Marketing Services SL	01 Nov 2022	01 Dec 2022	25
Company	0282-22	Global Gaming Marketing Services SL	01 Dec 2022	31 Dec 2022	104
Company	4491	Good Luck Media Ltd	31 Oct 2022	15 Nov 2022	767
Company	4542	Good Luck Media Ltd	31 Oct 2022	15 Nov 2022	350
Company	4688	Good Luck Media Ltd	31 Dec 2022	15 Jan 2023	369
Company	4765	Good Luck Media Ltd	31 Dec 2022	15 Jan 2023	447
Company	INV-9560	Growth Leads Limited	31 Oct 2022	21-Nov	50
Company	20221079	Guru Web Ops s.r.o	30 Nov 2022	30-Dec	1,438
Company	20221224	Guru Web Ops s.r.o	31 Dec 2022	31 Dec 2022	112
Company	6/11-2022	Henrik Bjork	06 Nov 2022	05-Dec	1,547

Company	02/01/2023	Henrik Bjork	02 Jan 2023	02 Feb 2023	1,092
Company	INV001442	Infinileads S.L.	23 Nov 2022	23-Dec	73
Company	153276	Innovation Labs Ltd	01 Nov 2022	01 Nov 2022	452
Company	153519	Innovation Labs Ltd	30 Nov 2022	30 Nov 2022	4
Company	154852	Innovation Labs Ltd	31 Dec 2022	31 Dec 2022	3
Company	154853	Innovation Labs Ltd	31 Dec 2022	31 Dec 2022	58
Company	154857	Innovation Labs Ltd	31 Dec 2022	31 Dec 2022	354
Company	154856	Innovation Labs Ltd	31 Dec 2022	31 Dec 2022	344
Company	155130	Innovation Labs Ltd	01 Jan 2023	01 Feb 2023	424
Company	154854	Innovation Labs Ltd	31 Dec 2022	31 Dec 2022	129
Company	154859	Innovation Labs Ltd	31 Dec 2022	31 Dec 2022	552
Company	154858	Innovation Labs Ltd	31 Dec 2022	31 Dec 2022	477
Company	154860	Innovation Labs Ltd	31 Dec 2022	31 Dec 2022	708
Company	153800	Innovation Labs Ltd	30 Nov 2022	30 Nov 2022	354
Company	153892	Innovation Labs Ltd	30 Nov 2022	30 Nov 2022	763

Company	153795	Innovation Labs Ltd	30 Nov 2022	30 Nov 2022	344
Company	153783	Innovation Labs Ltd	30 Nov 2022	30 Nov 2022	302
Company	153878	Innovation Labs Ltd	30 Nov 2022	30 Nov 2022	708
Company	INO2211119	Inovatiq Limited	30 Nov 2022	30-Dec	471
Company	INO2212104	Inovatiq Limited	30 Dec 2022	29 Jan 2023	389
Company	22-11-64	Invendium Ltd	01 Nov 2022	01 Dec 2022	214
Company	09/12/2022	Its a Winner Ltd	09 Dec 2023	19 Dec 2023	221
Company	10/01/2023	Its a Winner Ltd	10 Jan 2023	20 Jan 2023	38
Company	221	Kamil Sytniowski	14 Dec 2022	13 Jan 2023	117
Company	202202-645	Leadfellas OU	08 Nov 2022	15 Nov 2022	490
Company	202202-652	Leadfellas OU	08 Nov 2022	15 Nov 2022	123
Company	202202-713	Leadfellas OU	07 Dec 2022	14 Dec 2022	120
Company	202202-740	Leadfellas OU	05 Jan 2023	12 Jan 2023	265
Company	8104	Leadstar Media AB	17 Nov 2022	17 Dec 2022	23,152
Company	27/09/1923	Leadstar Media AB	13 Jan 2023	12 Feb 2023	24,022

Company	8382	Leadstar Media AB	15 Dec 2022	14 Jan 2023	22,443
Company	438/2022	LegalBet	07 Nov 2022	21 Nov 2022	213
Company	BHD001-1122	Legend corp	30 Nov 2022	21 Dec 2022	4,097
Company	BHD001-1222	Legend corp	31 Dec 2022	21 Jan 2023	1,409
Company	1	Lident Ltd	18 Jan 2023	17 Feb 2023	14,301
Company	2	Lident Ltd	20 Jan 2023	19 Feb 2023	2,451
Company	20230065	Livesport Media Ltd	09 Jan 2023	23 Jan 2023	3,098
Company	2212	Marebros AB	21 Dec 2022	21 Dec 2022	2,082
Company	INV-9029	Matching Visions Ltd	04 Jan 2023	06 Jan 2023	1,440
Company	INV-9032	Matching Visions Ltd	04 Jan 2023	06 Jan 2023	127
Company	INV-9021	Matching Visions Ltd	04 Jan 2023	13 Jan 2023	417
Company	INV-9013	Matching Visions Ltd	04 Jan 2023	06 Jan 2023	2,080
Company	INV-9014	Matching Visions Ltd	04 Jan 2023	13 Jan 2023	2,263
Company	INV-9034	Matching Visions Ltd	04 Jan 2023	13 Jan 2023	283
Company	INV-9037	Matching Visions Ltd	04 Jan 2023	20 Jan 2023	1,098

Company	INV-9038	Matching Visions Ltd	04 Jan 2023	13 Jan 2023	441
Company	481-2022	Mortimedia	31 Oct 2022	30 Nov 2022	3,555
Company	535-2022	Mortimedia	30 Nov 2022	30 Dec 2022	682
Company	3755	Mount media Ltd	30 Nov 2022	30 Dec 2022	476
Company	3735	Mount media Ltd	30 Nov 2022	30 Dec 2022	207
Company	3930	Mount Media Ltd	31 Dec 2022	30 Jan 2023	156
Company	3932	Mount Media Ltd	31 Dec 2022	30 Jan 2023	282
Company	5	Namst AS	07 Nov 2022	21 Nov 2022	3,800
Company	INVILN43375	Natural Intelligence Ltd	30 Nov 2022	30 Dec 2022	4,950
Company	INVILN43543	Natural Intelligence Ltd	28 Dec 2022	27 Jan 2023	1,650
Company	INVILN44120	Natural Intelligence Ltd	31 Dec 2022	30 Jan 2023	17,350
Company	441	Netcraft Global Limited	31 Oct 2022	10 Nov 2022	167
Company	233-99c	Netcraft Global Limited	30 Nov 2022	10 Dec 2022	42
Company	498	Netcraft Global Limited	30 Nov 2022	10 Dec 2022	473
Company	97	Netcraft Global Limited	30 Nov 2022	10 Dec 2022	12

Company	202200380	Nexico Consulting GmBH	07 Dec 2022	30 Nov 2022	352
Company	14722	Niall Conway	02 Nov 2022	01 Dec 2022	700
Company	2296	Norby Invest AB	01 Nov 2022	30 Nov 2022	1,130
Company	12208	Norby Invest AB	01 Dec 2022	01 Jan 2023	1,682
Company	2302	Norby Invest AB	01 Jan 2023	01 Feb 2023	653
Company	2267	Nordic Gambling ApS	18 Aug 2022	01 Sep 2022	64
Company	2394	Nordic Gambling ApS	14 Oct 2022	28 Oct 2022	94
Company	2492	Nordic Gambling ApS	17 Nov 2022	16 Dec 2022	3,825
Company	2525	Nordic Gambling ApS	07 Dec 2022	21 Dec 2022	319
Company	2600	Nordic Gambling ApS	31 Dec 2022	14 Jan 2023	851
Company	10306	Nor Aff Ltd	04 Nov 2022	03 Dec 2022	106
Company	10304	Nor Aff Ltd	04 Nov 2022	03 Dec 2022	332
Company	NOV2210077	Novitana Limited	31 Oct 2022	15 Nov 2022	1,579
Company	NOV2211070	Novitana Limited	30 Nov 2022	15 Dec 2022	590
Company	538	NSB Media Ltd	07 Dec 2022	14 Dec 2022	203

Company	614	NSB Media Ltd	11 Jan 2023	18 Jan 2023	134
Company	43267	Oddsia - Pontus Blom	01 Nov 2022	01 Dec 2022	199
Company	43269	Oddsia - Pontus Blom	04 Dec 2022	03 Jan 2023	246
Company	43302	Oddsia - Pontus Blom	03 Jan 2023	02 Feb 2023	96
Company	2	Patrik Nordgren	21 Nov 2022	11 Dec 2022	1,058
Company	15716	PragmaticPlay Ltd	10 Jan 2023	19 Jan 2023	5,290
Company	955.2022	Purple500 Ltd	03 Nov 2022	03 Dec 2022	590
Company	1056.2022	Purple500 Ltd	05 Dec 2022	04 Jan 2023	18
Company	1055.2022	Purple500 Ltd	05 Dec 2022	04 Jan 2023	590
Company	PRZ001-202212	Quickfire Limited	31 Dec 2022	30 Jan 2023	5,000
Company	2022-635	Rahakahur OU	15 Nov 2022	20 Nov 2022	15
Company	2022-701	Rahakahur OU	20 Dec 2022	25 Dec 2022	82
Company	2023-37	Rahakahur OU	17 Jan 2023	22 Jan 2023	21
Company	INV020462	Raketech Group Ltd	21 Nov 2022	21 Dec 2022	9,895
Company	INV020521	Raketech Group Ltd	22 Nov 2022	22 Dec 2022	480

Company	INV020635	Raketech Group Ltd	30 Nov 2022	30 Dec 2022	221
Company	INV021302	Raketech Group Ltd	19 Jan 2023	18 Feb 2023	7,214
Company	INV021353	Raketech Group Ltd	23 Jan 2023	22 Feb 2023	4
Company	INV021457	Raketech Group Ltd	30 Jan 2023	01 Mar 2023	751
Company	722	Ranktastic Media OU	04 Jan 2023	03 Feb 2023	5,598
Company	RGL-INV002364	Relax Gaming Limited	14 Dec 2022	03 Jan 2023	919
Company	RGL-INV002461	Relax Gaming Limited	23 Dec 2022	12 Jan 2023	21
Company	RGL-INV002530	Relax Gaming Limited	05 Jan 2023	25 Jan 2023	8
Company	RGL-INV002609	Relax Gaming Limited	02 Jan 2023	22 Jan 2023	1,784
Company	20558	Rocket Revenue AB	31 Dec 2022	30 Jan 2023	240
Company	2434	Rodeo 77 OU	03 Dec 2022	10 Dec 2022	339
Company	2435	Rodeo 77 OU	03 Dec 2022	10 Dec 2022	168
Company	2519	Rodeo 77 OU	03 Jan 2023	10 Jan 2023	149
Company	FA2022121850	Sarl Skores Media	31 Dec 2022	30 Jan 2023	139
Company	INVIOM12926	SBTech (Global) Limited	31 Aug 2022	22 Sep 2022	24,442

Company	INVIOM12963	SBTech (Global) Limited	30 Sep 2022	22 Oct 2022	40,194
Company	INVMT11210	SBTech (Global) Limited	31 Oct 2022	22 Nov 2022	43,804
Company	INVMT11220	SBTech (Global) Limited	30 Nov 2022	22 Dec 2022	28,111
Company	INVMT11233	SBTech (Global) Limited	31 Dec 2022	22 Jan 2023	25,836
Company	1532	Silja Holding SIA	30 Nov 2022	30 Dec 2022	480
Company	INV_SAB_3513	Spike Up Media AB	31 Oct 2022	31 Oct 2022	340
Company	INV_SAB_3683	Spike Up Media AB	30 Nov 2022	30 Nov 2022	72
Company	734	Swedishsantas AB	08 Nov 2022	08 Dec 2022	2,685
Company	756	Swedishsantas AB	05 Dec 2022	04 Jan 2023	2,601
Company	786	Swedishsantas AB	04 Jan 2023	03 Feb 2023	2,921
Company	INV-00847	TAG Media Limited	01 Nov 2022	01 Dec 2022	3,443
Company	70	Tenger Media AB	10 Nov 2022	30 Nov 2022	648
Company	TEO1532022	Teoretica Comunicacion SL	31 Oct 2022	30 Nov 2022	447
Company	SI-8854	Thimba Media Ltd	30 Nov 2022	21 Dec 2022	929
Company	SI-8699	Thimba Media Ltd	31 Oct 2022	21 Nov 2022	490

Company	230101	Tmi Dblclick	03 Jan 2023	17 Jan 2023	216
Company	F373_TR2022	Tradulingua Traducciones SL	10 Oct 2022	09 Nov 2022	594
Company	F388_TR2022	Tradulingua Traducciones SL	19 Oct 2022	18 Nov 2022	200
Company	F402_TR2022	Tradulingua Traducciones SL	27 Oct 2022	26 Nov 2022	266
Company	F408_TR2022	Tradulingua Traducciones SL	31 Oct 2022	30 Nov 2022	222
Company	F428_TR2022	Tradulingua Traducciones SL	07 Nov 2022	07 Dec 2022	157
Company	15226	Traffic Lab ApS	30 Nov 2022	15 Dec 2022	1,472
Company	15570	Traffic Lab ApS	31 Dec 2022	15 Jan 2023	92
Company	15571	Traffic Lab ApS	31 Dec 2022	15 Jan 2023	6,136
Company	INV-2069	Tumes Media Ltd	10 Jan 2023	24 Jan 2023	597
Company	INV-2070	Tumes Media Ltd	10 Jan 2023	24 Jan 2023	821
Company	184	Unknown Betting AB	09 Nov 2022	08 Dec 2022	848
Company	192	Unknown Betting AB	02 Dec 2022	01 Dec 2022	1,125
Company	220	Unknown Betting AB	02 Feb 2023	01 Mar 2023	1,598
Company	101813998	Wistrand Advokatbyra Stockholm KB	29 Dec 2022	08 Jan 2023	1,960

Company	2018-880	Worldwide Affiliation Services Ltd	07-Nov	21-Nov	119
Company	51000286/022	XLMedia PLC	23-Nov	23-Dec	551
Company	53606/122	XLMedia PLC	06 Dec 2022	30 Dec 2022	3,500
Company	51000286/023	XLMedia PLC	07 Dec 2022	07 Jan 2023	271
Company	53606/123	XLMedia PLC	09 Jan 2023	30 Jan 2023	9,179
Company	51000286/024	XLMedia PLC	13 Jan 2023	13 Feb 2023	502
Company	7667	Yggdrasil Gaming Ltd	01-Dec	11-Dec	4,635
Company	7745	Yggdrasil Gaming Ltd	02-Dec	12-Dec	6,202
Company	7900	Yggdrasil Gaming Ltd	03 Jan 2023	13 Jan 2023	252
Company	INV-0260	YourMedia Limited	08 Nov 2022	22 Nov 2022	245
Company					
Company	N/A	Gaming Taxes due to SGA	31/01/2022	28/02/2022	40,578
Company	N/A	Gaming Taxes due to MGA	31/01/2022	28/02/2022	- 44
Company	N/A	Gaming Taxes due to Ireland	31/01/2022	28/02/2022	10,187
Company	Accrual	Various Game Providers, Such as Netent, Evolution, Relax, Authentic Gaming	31/01/2022	28/02/2022	75,792

Company	Accrual	Various Affiliates	31/01/2022	28/02/2022	133,170
Company	Accrual	Various Operational Expenses	31/01/2022	28/02/2022	10,000
Company	Accrual	Net liability over total player funds	31/01/2022	28/02/2022	4,567
Company	Accrual	Amounts due to the VAT Department for Q4 2022	31/01/2022	28/02/2022	217,725
BHGES	9107	Contact Advisory Services Limited	30 Sep 2022	30-Oct	295
BHGES	EGML05886	Evolution Gaming Malta Ltd	15 Dec 2022	30-Dec	864
BHGES	EGML05803	Evolution Gaming Malta Ltd	15 Dec 2022	30-Dec	5,000
BHGES	EGML05349	Evolution Gaming Malta Ltd	11 Nov 2022	26-Nov	5,000
BHGES	EGML05428	Evolution Gaming Malta Ltd	11 Nov 2022	26-Nov	2,365
BHGES	EGML07127	Evolution Gaming Malta Ltd	31 Dec 2022	27-Jan	5,000
BHGES	MB00701392	Netent Gaming Solutions Limited	30 Nov 2022	19-Dec	3,573
BHGES	MB00701322	Netent Gaming Solutions Limited	31 Oct 2022	17-Nov	4,101
BHGES	INVIOM13029	SBTech (Global) Limited	30 Nov 2022	22-Dec	10,086
BHGES	INVIOM13055	SBTech (Global) Limited	31 Dec 2022	22-Jan	9,833

BHGES	I-22-01755	Transcripta Translation Services Ltd	03 Oct 2022	02/11/2022	309
BHGES	I-22-01970	Transcripta Translation Services Ltd	01 Nov 2022	01/12/2022	854
BHGES	I-23-0006	Transcripta Translation Services Ltd	03 Jan 2023	02-Feb	254
BHGES	I-22-02198	Transcripta Translation Services Ltd	02 Dec 2022	01-Jan	355
BHGES	I-23-00179	Transcripta Translation Services Ltd	01 Feb 2023	01-Mar	161
BHGES	INVIOM12927	SBTech (Global) Limited	31 Aug 2022	22-Sep	10,317
BHGES	INVIOM12964	SBTech (Global) Limited	30 Sep 2022	22-Oct	5,243
BHGES	INVIOM13003	SBTech (Global) Limited	31 Oct 2022	22-Nov	9,883
TOTAL					1,238,552

Schedule 9. Known Assets

Receivable	Amount (up to)
Excess bank funds in BHGES Banco Sabadel refundable by PlayNGo	€26,974
Funds due from PlayNGo for settlement of player balances on their behalf	€10,145
VAT receivable by the Company in respect of the calendar quarter ended 30 September 2022	Amount still to be determined.

Schedule 10. Due Diligence Request

The Seller shall provide and/or shall procure that the Company provides the following information to the Buyer:

1. Confirmation by all relevant Gaming Authorities that the Company has complied with all regulatory obligations (including copies of all Consents and regulatory filings;

2. Confirmation, and subject to any disclosure in Schedule 11, by the Maltese VAT department that all relevant VAT returns have been filed, including a statement of balances owing to the Maltese VAT department;

3. Confirmation, and subject to any disclosure in Schedule 11, that no corporation taxes are due to the any Tax Authority;

4. All passwords and/or log-in details for any accounts held by the Company with payment service providers (each a "**PSP**") and/or banks;

5. Confirmation that the balances of all accounts held with PSPs and bank balances set out in the Accounts are true and correct;

6. Confirmation that any supplier balances requested by the Buyer are true and correct;

7. Confirmation that all revenues generated by the Company between 1 February and 28 February 2023 have not been withdrawn other than to make payments relating to (i) Known Liabilities, (ii) fees and/or charges levied by the Company's gaming services providers, and/or affiliates during the said period, and (iii) regulatory fees and/or taxes;

8. Confirmation that the Company's accounts for the financial year ending 31 December 2021 have been duly audited in terms of the Companies Act;

9. Confirmation, and subject to any disclosures in Schedule 11, that all regulatory filings required to be made with the Malta Business Registry have been made (including confirmation that all annual and/or periodic beneficial ownership filings have been properly made) and that any outstanding fines and/or penalties imposed by the Malta Business Registry have been paid;

10. Confirmation that there is no existing breach in relation to the Company's obligations in terms of the BHGES SPA;

11. Confirmation that the Seller has designated the Buyer's bank account as the designated bank account to which the BHGES Holdback Amount is to be paid in terms of clause 14.3 of the BHGES SPA;

12. Copies of all contracts with employees and/or contractors.

Schedule 11. Disclosures

The Seller hereby confirms to the Buyer that:

1. The Company will have filed its audited financial statements for the year-ended 31 December 2021 with the Malta Business Registry by 17 February 2023 and that the said financial statements were filed with the Malta Gaming Authority on 8 February 2023.

2. The Seller will engage Griffiths + Associates (Registration No: AB/26/84/110) to audit the Company's financial statements and to file the tax returns for the year end 31 December 2022. The Seller will provide the necessary support and documentation to complete the audit.

3. The Company will file its corporate income tax return for the year-ended 31 December 2021 ("**2021 Prozone Tax Return**") by the end of February 2023. There were no income taxes due on the 2021 Prozone Tax Return. The accounts of the Company do not include entries for deferred income taxes as at 31 January 2023.

4. The Company will file its VAT returns with the Maltese VAT Department for the calendar quarters ended (i) 30 September 2021, (ii) 31 December 2021, (iii) 31 March 2022, (iv) 30 June 2022 and (v) 30 September 2022 by 17 February 2023.

5. There are no known penalties assessed by the VAT and/or tax authorities for late filing. The VAT and/or tax return of the Company for the calendar quarter ended 31 December 2022 is due on 22 February 2023. The Company has engaged a third party for VAT advisory services in connection with the filing of VAT returns for the Company.

6. The player funds balance of the Company as at 31 January 2023 exceeded the player liability balance in the amount of €20,658. This amount was determined using the player liability information as provided from the January 2023 settlement reporting of the Seller, and player asset balances as obtained from payment service providers ("**PSPs**"). This amount is subject to change upon final receipt of all PSP statements.

7. The Seller has provided to the Buyer a list of all Known Liabilities of the Company as of 31 January 2023. The final amount of Known Liabilities as at 31 January 2023 may change based on new invoices or new information that is presented to the Buyer until the Deferred Payment Date.

Schedule 12. Transferring Employees

	Name and Surname	Area of employment
1.	Abdiyo, Ninyas	CS
2.	Andersson, Robin	RG
3.	Berg, Christian	CS
4.	Dalli, Ylenia	Payments
5.	Ekdahl, Manne	RG
6.	Erhen, Mehmet	Payments
7.	Karlsson, Karl	Compliance Manager - Sweden
8.	Kokkinen, Eppu	RG
9.	Kotilainen, Sami	payments
10.	Savikuja, Tero	Payments
11.	Siippanen, Marko	CS - Assistant Manager